Exhibit 10.2

Execution Copy

SHARE AND ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

LITTON SYSTEMS, INC.,

LITTON SYSTEMS INTERNATIONAL, INC.,

and

LITTON U.K. LTD.,

as the Sellers

and

SIMCLAR GROUP LIMITED,

SIMCLAR, INC.,

SIMCLAR INTERCONNECT TECHNOLOGIES, INC,

and

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

as the Buyers

Dated as of December 21, 2005

SHARE AND ASSET PURCHASE AND SALE AGREEMENT

THIS SHARE AND ASSET PURCHASE AND SALE AGREEMENT, dated as of December 21, 2005 (this “Agreement”), by and among LITTON SYSTEMS, INC. (“LSI”), a Delaware corporation, LITTON SYSTEMS INTERNATIONAL , INC. (“LSII”), a Delaware corporation, and LITTON U.K. Limited (“LUK”), a U.K. Company (each a “Seller” and, collectively, the “Sellers”) and Simclar Group Limited, a U.K. company, its wholly-owned subsidiary Simclar Interconnect Technologies Limited, a U.K. company, Simclar, Inc., a Florida corporation, and its wholly-owned subsidiary Simclar Interconnect Technologies, Inc., a Delaware corporation (each a “Buyer” and collectively, the “Buyers”). Capitalized terms used herein have the meanings provided in Article X, unless otherwise defined herein.

WHEREAS, Sellers are in the business of assembling and selling complex, high-performance electronic back plane assemblies for electronic products, and providing related research and development, design and engineering services (such business, expressly excluding the printed circuit board manufacturing operations of the Sellers located in Springfield, Missouri and expressly excluding all discontinued operations, including but not limited to the operations conducted in the Fairfield, California facility, being hereinafter referred to as the “Business”) in the U.S. and the U.K. respectively, through LSI’s and LUK’s unincorporated Interconnect Technology Division and in China through Litton Electronics (Suzhou) Co. Ltd. (hereinafer referred to as “LESC” or the “Company”), an indirect, wholly-owned subsidiary of LSI and a direct, wholly-owned Subsidiary of LSII; and

WHEREAS, prior to the Closing, Northrop Grumman Systems Corporation will execute and deliver a guarantee of the Sellers’ obligations under this Agreement; and

WHEREAS, upon the terms and conditions set forth herein and in the Equity Purchase Agreement attached hereto as Exhibit A (the “LESC Equity Purchase Agreement”), the Buyers desire to purchase from the Sellers, and the Sellers desire to sell to the Buyers, substantially all of the assets and properties held by LSI and LUK and used primarily in connection with or which are material to the Business, and all of the right, title and interest of LSII in the Shares, and the Buyers have agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE

SECTION 1.1.  Sale and Purchase of the Shares and Assets.

Upon the terms and subject to the conditions herein and in the LESC Equity Purchase Agreement, at the Closing, the Sellers shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to the Buyers, and the Buyers shall purchase and acquire from the Sellers, all right, title and interest of the Sellers in and to (i) the Shares, and (ii) the properties, assets and rights of every nature, kind and description, tangible and intangible, whether accrued, contingent or otherwise, and whether now existing or hereinafter acquired (other than the Excluded Assets) of every kind and description, wherever located, used or held for use primarily in connection with the Business (except for the assets or properties of the Company as to which the Buyers will acquire control by virtue of the transfer of the Shares), as the same may exist on the Closing Date (collectively, the “Assets”), including without limitation all those items in the following categories that conform to the definition of the term “Assets”:

(a)  all personal property (whether as owner, lessor, lessee or otherwise), including, without limitation, all machinery, equipment, tooling, dies, molds, jigs, patterns, gauges, materials handling equipment, furniture, office equipment, cars, trucks and other vehicles (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(b)  all inventories in the U.S. and U.K. including, without limitation, inventories of raw materials, components, assemblies, subassemblies, work-in-progress, finished goods, replacement parts, spare parts, operating and office supplies, packaging (collectively, the “Inventories”), including Inventories held at any location controlled by any Seller, Inventories previously purchased and in transit to any Seller at such locations, and returns of Inventories after the Closing Date;

(c)  all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid Sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit);

(d)  all rights (including but not limited to any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

(e)  all of the rights of the Sellers under all contracts, orders, commitments, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

(f)  all sales agency agreements, subcontracts or similar agreements regarding the sale or distribution of products or services;

(g)  all rights relating to credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

(h)  all accounts, notes and accounts receivable held by the Sellers and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by the Sellers;

(i)  all Intellectual Property and all rights thereunder or in respect thereof used or held for use primarily in connection with the Business, including, but not limited to, rights to Sellers’ “Databank” data transmission modeling software and database, and rights to the mark “Interconnect Technologies” (but only to the extent used in conjunction with “Simclar” pursuant to the terms of the license agreement attached hereto as Exhibit F) and other marks or domain names used primarily in the Business, and rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof;

(j)  all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the corporate offices of Sellers, advertising matter, catalogues, price lists, correspondence, mailing lists, customer lists, client lists, referral sources, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records relating to Business Employees (subject to applicable Laws), financial and accounting records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, correspondence, service and warranty records, equipment logs, operating guides and manuals, sales order files and litigation files, provided that Sellers shall retain a right of reasonable access to all such materials to the extent such materials relate to any rights or liabilities retained by Sellers after the Closing Date;

(k)  solely with respect to the Assets used or held exclusively in connection with the Business, all permits, licenses, consents, rights, exemptions, concessions, authorizations, certificates, orders, franchises, determinations, approvals, qualifications and the like issued by any Governmental Entity, and all pending applications therefor or renewals thereof;

(l)  all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by the Sellers with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and

(m)  all insurance benefits, including rights and proceeds, arising from or relating to the Assets or Assumed Liabilities with respect to claims arising prior to the Closing Date but unresolved as of the Closing Date.

SECTION 1.2.  Excluded Assets.

(a)  For purposes of this Agreement, “Excluded Assets” shall mean the following:

(i)	all assets, companies and properties of the Sellers or their Affiliates that are not used or held for use primarily in connection with the Business;

(ii)
the Sellers’ “Litton” trade name, the “Interconnect Technologies” trade name (use of which is provided pursuant to the license agreement in Exhibit F) name, and any other trade names and common law names of any of the Sellers’ Affiliates, including the “Northrop Grumman” name, and all related or associated trade names, trade name rights, trademarks, trademark rights, service marks and copyrights and all registrations and applications pending therefor related to products or services other than the Business;

(iii)	the Retained License;

(iv)	all rights to refunds and credits of Taxes paid by the Sellers;

(v)
all data and records, in whatever media retained or stored, to the extent relating to Tax liabilities, potential Tax liabilities, or refunds of Taxes relating to the Business (other than any such data and records of the Company relating to its liability for Taxes);

(vi)	all consideration received by, and all rights of, the Sellers pursuant to this Agreement;

(vii)	all assets that relate to any U.S. Benefit Plan or U.K. Benefit Plan;

(viii)	Seller’s Springfield Facility and 2 Wheatstone Place, Glenrothes, United Kingdom facility (and any Permits owned or used in connection therewith);

(ix)	all assets that relate to any discontinued operations, including, but not limited to, the operations formerly conducted in Fairfield, California;

(x)	any assets, companies or properties set forth on Schedule 1.2(a)(x);

(xi)	bank accounts of LSI or LUK; and

(xii)	any cash or cash equivalents (except for cash which will be transferred to Sellers after the Closing pursuant to Section 5.18 of this Agreement.

(b)  The Sellers will retain, and will not sell, transfer, assign, convey or deliver to the Buyers, and Buyers will not purchase or acquire, any of their respective rights, titles to or interests in or to any of the Excluded Assets. Excluded Assets are not part of the transactions contemplated hereby and shall remain the assets, companies and properties of the Sellers after the Closing and the Sellers may take, or cause to be taken, any action with respect to the Excluded Assets, notwithstanding any provisions herein.

SECTION 1.3.  Assumption of Liabilities.

Subject to the terms and conditions set forth herein, at the Closing the Buyers shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a)  any and all liabilities, obligations and commitments relating exclusively to the Business or the Assets that are included in the calculation of Closing Date Net Working Capital pursuant to Section 1.6(a);

(b)  with respect to the Company and the Business any and all liabilities, obligations and commitments arising out of any agreements, contracts or commitments of the type described in Section 2.13 (without regard to any dollar threshold or materiality limitations set forth therein) (the “Assumed Contracts”), but not including any obligation or liability for any breach thereof occurring prior to the Closing Date; and

(c)  any and all liabilities set forth, described or assumed in an assumption agreement in a form reasonably satisfactory to Sellers and substantially in the form of Exhibit G (the “Assignment and Assumption Agreement”) evidencing the assignment of the Assets and the assumption by the Buyers of the Assumed Liabilities in accordance with the terms herein.

SECTION 1.4.  Retained Liabilities.

(a)  Notwithstanding the provisions of Section 1.3 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyers, the Buyers shall not assume any liabilities, obligations or commitments of any Seller relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing other than the Assumed Liabilities, and all of such non-assumed liabilities, obligations or commitments of the Sellers shall be retained by the Sellers (the “Retained Liabilities”).

(b)  Without limiting the generality of the definition of Retained Liabilities in Section 1.4(a), Retained Liabilities shall include:

(i)
subject to Section 1.9 hereof, liabilities of the Sellers for Taxes with respect to the Business (but, for the avoidance of doubt, not including any liability of the Company for Taxes) for taxable periods, or portions thereof, ending on or before the Closing Date;

(ii)	all Environmental Losses to the extent arising from facts, events or circumstances existing or occurring on or before the Closing Date;

(iii)	all liabilities to the extent relating to third party product liability claims for goods or services sold or delivered by Sellers on or before the Closing Date;

(iv)	all liabilities expressly retained by the Sellers pursuant to Section 5.5(c) and 5.5(d) ; and

(v)
all liabilities of the Sellers under any U.S. Benefit Plan to any U.S. Business Employee, except for (x) current liabilities for wages, salaries or other employee compensation included in the computation of Closing Date Net Working Capital, and (y) current liabilities for accrued vacation time and sick leave days credited to U.S. Transferred Employees pursuant to Section 5.3(d).

SECTION 1.5.  The Closing.

(a)  Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable (but, in any event, within five (5) Business Days) after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than conditions which by their terms are to be satisfied at the Closing) (the “Closing Date”) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, commencing at 9:00 a.m., New York City time. On the terms and subject to the conditions set forth in this Agreement and the LESC Equity Purchase Agreement, the Buyers agree to pay or cause to be paid to Sellers an aggregate of $28,000,000 as adjusted in Section 1.6 (the “Purchase Price”) and to assume or cause one of the Buyers to assume the Assumed Liabilities as provided in Section 1.3.

(b)  Following the Closing:

(i)
Simclar Interconnect Technologies, Inc. shall own all Assets (except for any Excluded Assets) of the Business in the U.S. and shall have assumed all Assumed Liabilities (except for any Retained Liabilities) of the Business in the U.S. formerly owned by Litton Systems, Inc.;

(ii)
Simclar Interconnect Technologies Limited shall own all Assets (except for any Excluded Assets) of the Business in the U.K. and shall have assumed all Assumed Liabilities (except for any Retained Liabilities) of the Business in the U.K. formerly owned by Litton U.K. Limited; and

(iii)	Simclar Interconnect Technologies Limited shall own the Shares formerly owned by Litton Systems International, Inc.

(c)  At the Closing,

(i)	Buyers shall pay Sellers the sum of $28,000,000 by wire transfer of immediately available funds to the accounts and in the amounts with respect to each Buyer and Seller specified on Exhibit D;

(ii)	the applicable Seller shall deliver to the applicable Buyers the Approval Certificate;

(iii)
the Sellers shall deliver to the applicable Buyers (i) duly executed instrument of assignment for the pending patent application substantially in the form of Exhibit B (the “Intellectual Property Assignment”), and (ii) any other agreements or documents reasonably necessary to transfer or assign the Intellectual Property that is contemplated to be transferred or assigned hereby in accordance with the terms herein;

(iv)
the applicable Seller and the applicable Buyer shall execute and deliver a property license for the occupancy by such Buyer of the portion of the applicable Seller’s Springfield Facility used by the Sellers’ assembly operations substantially in the form of Exhibit C (the “LSI Property License”);

(v)	the Sellers shall deliver to the Buyers an officer’s certificate in accordance with Section 6.2(c) hereof;

(vi)	the Buyers shall deliver to the Sellers a duly executed Assignment and Assumption Agreement;

(vii)	the Buyers shall deliver to the Sellers an officer’s certificate in accordance with Section 6.3(c) hereof; and

(viii)	the Sellers and the Buyers shall execute and deliver any other agreements or documents reasonably necessary to complete the transactions contemplated hereby.

(d)  The Buyers shall bear the cost of any documentary, stamp, sales, excise, transfer, gross receipts, value added or other Taxes (other than Income Taxes) payable in respect of the sale of the Shares and Assets, and the Sellers shall prepare and file, subject to the Buyers’ review and consent, which consent shall not be unreasonably withheld, all Tax Returns with respect to such Taxes. The Buyer shall pay the amount of any such Taxes to the Sellers at least two (2) days before the due date of any such Taxes.

(e)  Buyers shall bear the cost of preparing and decontaminating for shipping, and shipping the Assets in Seller’s Glenrothes, Scotland facility to Buyer’s facility, and shall conduct such preparation, decontamination, and shipping in compliance with all applicable Laws.

SECTION 1.6.  Purchase Price Adjustment.

(a)  For purposes of this Section 1.6 the following definitions apply:

“Purchase Price Adjustment” shall mean the adjustment to the Purchase Price made in accordance with this Section 1.6.

“Base Net Working Capital” shall mean $12,750,000.

“Closing Date Net Working Capital” shall mean Net Working Capital as of the Cut-Off Time calculated consistent with the methodology used in Schedule 1.6.

“Cut-Off Time” shall mean 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.

“Net Working Capital” as of any time shall mean (i) total current assets of the Business (other than the Excluded Assets) as of any such time, minus (ii) total current liabilities of the Business (other than the Retained Liabilities) as of such time, each as calculated in accordance with GAAP, except that (x) any current liability for Taxes shall be computed in accordance with Section 1.9 hereof, (y) no intercompany receivables or payables that are not trade accounts receivable or payable of the Company shall be included in the calculation, and (z) no liabilities for the payment of 2005 Annual Incentive Plan bonuses shall be included in the calculation.

(b)  Within sixty (60) days after the Closing Date, Buyers shall prepare and deliver to the Sellers a statement identifying the Closing Date Net Working Capital for purposes of calculating the Purchase Price Adjustment (the “Purchase Price Adjustment Statement”). In the event that the Closing Date Net Working Capital is greater than the Base Net Working Capital, the Buyers shall pay the Sellers an amount equal to the difference between the Closing Date Net Working Capital and the Base Net Working Capital in accordance with Section 1.6(f) hereof. In the event that the Base Net Working Capital is greater than the Closing Date Net Working Capital, the Sellers shall pay the Buyers an amount equal to the difference between the Base Net Working Capital and the Closing Date Net Working Capital in accordance with Section 1.6(f) hereof.

(c)  The Buyers and the Sellers agree that the sole purpose of the Purchase Price Adjustment contemplated by this Section 1.6 is to measure changes in working capital that have occurred between the date as of which the Base Net Working Capital was calculated and the Closing Date. The Purchase Price Adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Financial Statements. Each Party shall provide the other Party and its representatives with reasonable access to Books and Records and relevant personnel during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 1.6.

(d)  If the Sellers disagree with the determination of the Purchase Price Adjustment and the total amount of all such disagreements exceed $50,000, the Sellers shall notify the Buyers in writing of such disagreements within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe the nature of any such disagreements in reasonable detail. If the total amount of all disagreements with the determination of the Purchase Price Adjustment is less than $50,000, the Purchase Price Adjustment Statement delivered by the Buyers shall be final for purposes of this Section 1.6. After the end of such thirty (30) day period, the Sellers may not introduce additional disagreements with respect to any item in the Purchase Price Adjustment Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Sellers and will be final and binding upon the Parties. Similarly, a disagreement by the Sellers does not provide any right to the Buyers to introduce any changes to the Purchase Price Adjustment Statement not directly related to the disputed item. In addition to the access rights described in Section 1.6(c), during the thirty (30) day period of its review, the Sellers shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement.

(e)  The Buyers and the Sellers agree to negotiate in good faith to resolve any such disagreement and any resolution agreed to in writing by the Buyers and the Sellers shall be final and binding upon the Parties. If the Buyers and the Sellers are unable to resolve all disagreements properly identified by the Sellers pursuant to Section 1.6(d) hereof within thirty (30) days after delivery to the Buyers of written notice of such disagreement, then the disputed matters shall be referred to the Chairman of Simclar Group Limited and the Assistant Treasurer of the Northrop Grumman Corporation for resolution. If such officers are unable to resolve all disagreements within fifteen (15) days, then, within fifteen (15) days thereafter, the matter shall be referred for final determination to KPMG. If such firm is unable to serve, the Buyers and the Sellers shall jointly select an arbiter from an accounting firm of national standing that is not the independent auditor of either the Buyers or the Sellers (or their respective Affiliates); if the Buyers and the Sellers are unable to select such an arbiter within such time period, the American Arbitration Association shall make such selection. KPMG or any other Person so selected shall be referred to herein as the “Accounting Arbitrator”. The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which the Buyers and the Sellers have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to the Buyers and the Sellers, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms herein. The Accounting Arbitrator shall select as a resolution the position of either the Buyers or the Sellers for each item of disagreement (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon the Buyers and the Sellers. The fees, expenses and costs of the Accounting Arbitrator shall be divided equally between the Parties, so that the Buyers will pay one-half of such fees, expenses and costs and the Sellers shall collectively pay the remaining half.

(f)  Any Purchase Price Adjustment shall be paid by the Buyers or the Sellers, as applicable, in the same proportions as are set forth on Exhibit D for payment of the Purchase Price by wire transfer of immediately available funds to an account designated by the Party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the London Interbank Offered Rate on the Closing Date, as published in the Wall Street Journal (the “Interest Rate”).

SECTION 1.7.  Allocation of the Purchase Price.

The Purchase Price shall be allocated as set forth on Exhibit D, and with respect to the Assets situated in the U.S., such allocation shall conform with the requirements of Section 1060 of the Code.

SECTION 1.8.  Non-Transferable Assets.

(a)  It is understood that the Sellers may determine, in their reasonable discretion, that certain Assets (including, but not limited to, any manufacturers’, contractors’ and other warranties and guaranties, and one or more contracts) may not be immediately transferable or assignable to the Buyers because any such attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way materially and adversely affect the rights of the Sellers or the Buyers thereunder or the rights of the Buyers to conduct all or any part of the Business in the manner currently conducted by the Sellers (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) the Sellers will grant to the Buyers full use and benefit of Sellers’ interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the Parties that the Buyers will have the benefit of the Non-Transferable Assets as though they were the sole owners thereof, (ii) the Sellers will use commercially reasonable efforts to preserve the value of the Non-Transferable Assets, (iii) the Sellers will not transfer or assign the Non-Transferable Assets to any Person other than the Buyers or the Buyers’ assigns, (iv) the Sellers will transfer or assign the Non-Transferable Assets to the Buyers at the earliest date, if any, on which such transfer or assignment can be effected and (v) the Buyers will be responsible for obligations and liabilities relating to such Non-Transferable Assets as if they had been transferred or assigned to the Buyers in accordance with the terms of this Agreement. All costs and expenses of carrying out Sellers’ obligations the foregoing clauses (i), (ii), (iii) and (iv) will be paid by the Sellers, and Sellers shall indemnify and hold Buyers harmless from and against, any costs incurred by Buyers as a result of Sellers’ failure to do so. Nothing in this Section 1.8(a) shall be deemed a waiver by the Buyers of their right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 1.8(a) be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

(b)  The Buyers shall (i) perform and fully pay and discharge all debts, obligations and liabilities in a timely manner with respect to any rights provided to the Buyers pursuant to Section 1.8(a) hereof and (ii) in accordance with Section 8.2 hereof, indemnify the Seller Indemnified Parties for any and all liabilities, costs or expenses arising from or in connection with the Buyers’ failure to perform or discharge all debts, obligations and liabilities, as applicable, under any rights so transferred to the Buyers pursuant to Section 1.8(a) hereof.

SECTION 1.9.  Certain Apportionments.

For purposes of determining the liability of the Sellers for Taxes with respect to the Business under Section 1.4(b)(i) hereof, the following rules of apportionment shall apply: (i) real and personal property Taxes with respect to the Assets for the taxable period which includes the Closing Date shall be prorated between the Sellers and the Buyers, with such Taxes being borne by the Sellers based on the ratio of the number of days in the relevant period prior to the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Buyers based on the ratio of the number of days in the relevant period from and after the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed; (ii) sales and use Taxes shall be deemed to accrue as property is purchased, sold, used, or transferred; and (iii) all other Taxes shall accrue in accordance with GAAP, except for Income Taxes, which shall accrue by way of a closing of Books and Records, as though the relevant taxable period ended on the Closing Date in accordance with Income Tax principles.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as specifically set forth in the disclosure schedules which have been delivered by the Sellers to the Buyers prior to the execution of this Agreement (the “Seller Disclosure Schedules”), the Sellers hereby jointly and severally represent and warrant to the Buyers as of the date hereof and as of the Closing Date as follows:

SECTION 2.1.  Corporate Existence, Power and Qualification.

Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of their respective jurisdictions of organization and have all corporate power and authority necessary to carry on its business (including its portion of the Business), to own or lease and operate the properties included in the Assets as and in the places where such business is conducted and such properties are owned, leased or operated, and to consummate the transactions contemplated hereby. Each Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of its portion of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business would not, individually or in the aggregate, have a Business Material Adverse Effect.

SECTION 2.2.  Authorization.

The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby are within each Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement constitutes, and each other agreement executed and delivered or to be executed and delivered by any of the Sellers pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 2.3.  Consents.

Except as set forth on Schedule 2.3 and except as required under the competition or investment, foreign exchange control or other applicable laws of any non-U.S. jurisdiction, no material consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by the Sellers is required for or in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby.

SECTION 2.4.  Noncontravention.

The execution, delivery and performance of this Agreement by the Sellers do not, and the consummation by the Sellers of the transactions contemplated hereby will not, (i) violate any provision of the organizational documents of the Sellers or the Company, (ii) subject to obtaining or making the Consents and/or Filings referred to in Section 2.3 hereof, conflict with or violate in any material respect any applicable Law or order of any Governmental Entity currently in effect with respect to the Business, (iii) violate in any material respect any provision of, require any third party consents under, or give rise to a right or claim of termination, amendment, modification, vesting acceleration or cancellation or any right or obligation or loss of any material benefit under, any Material Contract of the Company or the Sellers with respect to the Business, or (iv) result in the imposition of any lien upon, or the creation of a security interest in, the Shares or the Assets pursuant to, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which the Sellers or the Company are a party or by which the Sellers or the Company are bound.

SECTION 2.5.  Organization and Standing of the Company.

The Company (a) is a corporation validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, has the corporate power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except such power, authority, franchises, licenses, permits, authorizations and approvals the absence of which would not, individually or in the aggregate, have a Business Material Adverse Effect, and (b) where applicable, is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.

SECTION 2.6.  Capitalization of the Company.

The registered capital of the Company has been fully paid in and capital verification reports have been issued by a qualified PRC accounting firm that certifies that the capital contributions have been made.

SECTION 2.7.  Brokers and Intermediaries.

The Sellers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated hereby who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in connection therewith or upon the consummation thereof from the Company.

SECTION 2.8.  Financial Statements.

(a)  Schedule 2.8(a) contains are the following financial statements: (i) the unaudited combined balance sheet of the Business as at December 31, 2004, (ii) the unaudited combined statement of operations of the Business for the period December 31, 2004 (the financial statements referenced in clauses (i) and (ii) collectively, the “Annual Financial Statements”), and the unaudited combined balance sheet and statement of operations of the Business as at September 30, 2005 and for the nine months then ended (the “Interim Financial Statements”). The Annual Financial Statements and Interim Financial Statements are collectively referred to herein as the “Financial Statements.”

(b)  The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods presented, with the material exceptions thereto identified in Schedule 2.8(b), throughout the periods covered thereby, and fairly present, in all material respects, the financial condition and results of operations of the Business, as of and for the periods to which they relate.

(c)  Other than the Excluded Assets and Retained Liabilities, the balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby. The statements of operations included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to all such transactions, and reflect all costs that historically have been incurred by the Business including costs related to the Excluded Assets and Retained Liabilities.

SECTION 2.9.  [Reserved].

SECTION 2.10.  Title to and Sufficiency of Assets.

Except as disclosed in Schedule 2.10, the Sellers have good title to all the Assets and the Shares free and clear of any and all Encumbrance other than Permitted Encumbrances. The Assets, together with the services and arrangements described in Section 5.14 and the assets of the Company, comprise all material assets and services required for the continued conduct of the Business by the Buyer as now being conducted by the Sellers. The Assets and the assets of the Company, taken as a whole, constitute all the properties and assets relating to or used or held for use primarily in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, and the Excluded Assets). Except for Excluded Assets, there are no assets or properties used primarily in the operation of the Business and owned by any Person other than the Sellers or the Company, except for assets or properties that will be leased or licensed to the Buyers under valid, current leases or license arrangements, or assets or properties of customers or suppliers of the Business held temporarily by the Sellers in the course of performance of agreements with such customers or suppliers. The Assets, and the assets of the Company, are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of the Sellers, there are no facts or conditions affecting the Assets, or the assets of the Company, which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

SECTION 2.11.  Litigation.

Except as set forth on Schedule 2.11, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to the Knowledge of Sellers threatened, against or relating to any Seller or the Company in connection with the Assets or the Business or against or relating to the transactions contemplated by this Agreement.

SECTION 2.12.  Compliance with Applicable Laws.

(a)  The Business is, to the Knowledge of the Sellers, being conducted in compliance in all material respects with all applicable Laws of all Governmental Entities having jurisdiction over the Company or the Sellers with respect to the Business, except as would not have a Business Material Adverse Effect.

(b)  The Sellers or the Company, as the case may be, have duly obtained all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) necessary for the conduct of the Business, except for such Permits which, if not obtained, would not have a Business Material Adverse Effect. Each Permit is in full force and effect, and there are no proceedings pending or, to the Knowledge of the Sellers, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

(c)  Notwithstanding the foregoing, all representations with respect to (i) Laws applicable to Business Employees are made solely and exclusively in Sections 2.21 and 2.22 hereof, (ii) Taxes are made solely and exclusively in Section 2.26 hereof and (iii) Environmental Laws are made solely and exclusively in Section 2.28 hereof.

SECTION 2.13.  Material Contracts.

(a)  Sellers have delivered or made available to Buyers for their inspection and copying complete and correct copies of all material written agreements, contracts, commitments and other instruments and arrangements (or written descriptions of any oral agreements, contracts, and commitments of the types described below (x) by which the Company or any of the Assets are bound or to which the Company or any of the Assets are subject, or (y) to which any Seller is a party or by which it is bound and relating primarily to the Business or the Assets (the “Material Contracts”);

(i)	leases, licenses, permits, insurance policies exclusively relating to the Business or the Assets;

(ii)
licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property, other than licenses for mass market software with a suggested retail per copy license fee of $500 or less;

(iii)
joint venture, partnership and similar contracts involving a sharing of profits, losses, costs or liabilities (including but not limited to joint research and development and joint marketing contracts);

(iv)
as of the date specified on Schedule 2.13(a)(iv), orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $150,000;

(v)	other contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received by the Business in the future exceeds $150,000;

(vi)	sales agency, manufacturer’s representative, marketing or distributorship agreements;

(vii)
contracts or agreements affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in personal property, except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year;

(viii)
contracts or agreements containing covenants that in any way purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person; or

(ix)	any other contracts, agreements or commitments that are material to the Business.

(b)  All Material Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any Seller or, to the Knowledge of any Seller, any other party thereto except as set forth in Schedule 2.13(b) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Business Material Adverse Effect and (ii) have not and will not materially impair the ability of any Seller to perform their respective obligations under this Agreement, the LESC Equity Purchase Agreement and under the other Ancillary Agreements. Except as set forth in Schedule 2.13(b) and except as would not have a Business Material Adverse Effect, to the Knowledge of Sellers, (i) no consent of any third party is required under any Material Contract as a result of or in connection with, and (ii) the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any other Ancillary Agreements or the consummation of the transactions contemplated thereby.

SECTION 2.14.  Absence of Certain Changes and Events.

Except as set forth in Schedule 2.14, since the date of the Interim Financial Statements, the Sellers have conducted the Business only in the ordinary course consistent with prior practice and have not on behalf of, in connection with, or relating to the Business or the Assets:

(a)  suffered any Business Material Adverse Effect;

(b)  incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a Business Material Adverse Effect;

(c)  discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

(d)  assigned, mortgaged, pledged or otherwise subjected to Encumbrance, any property, business or assets, tangible or intangible, held in connection with the Business or the Assets;

(e)  sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or forgiven, canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f)  suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Business Material Adverse Effect;

(g)  transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(h)  made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any officer, employee, salesman, distributor or agent of the Company, or of any officer, employee, salesman, distributor or agent of the Sellers whose activities relate primarily to the Business, except for increases in the ordinary course of business consistent with prior practice;

(i)  encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

(j)  failed to replenish the inventories and supplies of the Business in a normal and customary manner consistent with prior practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions inconsistent with prior practice, or made any change in selling, pricing, advertising or personnel practices inconsistent with prior practice;

(k)  made any capital expenditures or capital additions or improvements in that would cause total capital expenditures of the Business to exceed amounts budgeted for in the 2005 Budget attached hereto as Exhibit H by more than 120%;

(l)  instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices, but not in any case involving amounts in excess of $25,000;

(m)  (i) entered into, terminated, or received notice of termination of any contract or commitment, including without limitation, any license, distributorship, dealer, sales representative, joint venture or similar arrangement, other than in the ordinary course of business, (ii) breached any contract or commitment or (iii) paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

(n)  made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment;

(o)  made any prepayment of any accounts payable, delayed payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice, or made any other cash payments other than in the ordinary course of business;

(p)  failed to maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used in connection with the Business in good repair, working order and operating condition subject only to ordinary wear and tear;

(q)  modified any existing Material Contract or entered into (i) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business consistent with prior practice and involving an expenditure of less than $150,000 in the aggregate, or (ii) any agreement or commitment that, pursuant to its terms, is cancelable without penalty on less than 30 days’ notice; and

(r)  made any material change in any respect in its accounting methods or practices, policies or principles.

SECTION 2.15.  Inventories.

As of the date specified on Schedule 2.15, all Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on Schedule 2.15, do not include obsolete or discontinued items. Except as set forth on Schedule 2.15, (a) all Inventories are of such quality as to meet the quality control standards of Sellers and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, and (c) all Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP.

SECTION 2.16.  Customers and Suppliers.

(a)  Except as disclosed on Schedule 2.16, no Seller has Knowledge that any of the customers of the Business identified on the Estimated 2006 Sales Forecast by Customers attached hereto as Exhibit I has ceased, or will cease (during 2006) to purchase the products, goods or services of the Business.

(b)  Except as disclosed on Schedule 2.16, no Seller has Knowledge that there has been or will be (during 2006) a reduction by greater than 10% of the aggregate “Total ITD-AO Customers 2006 Sales Forecast” figures shown in Exhibit I.

(c)  To the Knowledge of Sellers, there has not been any material adverse change in the price of the raw materials, supplies, merchandise or other goods or services purchased by the Business from its principal suppliers, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyers at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Business, subject to general and customary price increases.

SECTION 2.17.  Products.

(a)  Buyers have been furnished with complete and correct copies of the standard terms and conditions of sale for each of the products or services of the Business (including if applicable guaranty, warranty and indemnity provisions). Except as required by Law, as contained in a Material Contract, or as set forth on Schedule 2.17(a), no product manufactured, sold, or delivered by, or service rendered by or on behalf of, the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)  Except as set forth on Schedule 2.17(b), no Seller nor the Company has entered into, or offered to enter into, any material agreement, contract commitment or other arrangement (whether written or oral) pursuant to which any of them is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer of the Business. All such obligations are reflected in the Financial Statements or have been incurred after the date thereof in the ordinary course of business.

SECTION 2.18.  Receivables.

All of the Sellers’ and Company’s receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Financial Statements, and all such receivables which will have arisen since the Interim Financial Statement date, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Sellers have no Knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Interim Financial Statements. Sellers have delivered to or made available for inspection by Buyers an aged listing of receivables, which will be updated on the Closing Date as of a date within five (5) Business Days preceding the Closing Date.

SECTION 2.19.  Books and Records.

The books of account and other financial records of the Company, and of Sellers (insofar as they relate to or affect the Business and the Assets), are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company have been made available to Buyers for inspection and copying and are substantially complete and correct in all material respects.

SECTION 2.20.  [Reserved.]

SECTION 2.21.  U.S. Benefit Plans.

Subject to applicable Laws (including, without limitation, all applicable data protection Laws), Schedule 2.21 lists each “U.S. employee benefit plan” (within the meaning of ERISA section 3(3), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)) and all material severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether oral or written under which any U.S. Business Employee or former U.S. Business Employee has any present or future right to compensation or employee benefits and pursuant to which the Business could have any material liability (“U.S. Benefit Plans”). Sellers acknowledge that the scope of the representations and warranties contained in this Section 2.21 have been limited as a result of the inclusion of liabilities under any U.S. Benefit Plan as Retained Liabilities, and Sellers’ indemnification of the Buyer Indemnified Parties from and against any Losses resulting therefrom pursuant to Section 8.2 (it being acknowledged and agreed by the Parties that the foregoing in no way increases any remedies of Buyers or any liabilities Sellers (including without limitation any closing conditions or indemnification) with respect to the transactions contemplated hereby).

SECTION 2.22.  Non U.S. Benefit Plans

Subject to applicable Laws (including, without limitation, all applicable data protection Laws), Schedule 2.22 lists each material non-U. S. employee benefit plan and all material severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether oral or written under which any U.K. Business Employee, China Business Employee or former U.K. Business Employee or China Business Employee has any present or future right to compensation or employee benefits or pursuant to which the Business could have any material liability (“Non U.S. Benefit Plans”). Copies of any summary plan description concerning the extent of the benefits provided under any Non U.S. Benefit Plan have been furnished or made available to the Buyers.

SECTION 2.23.  Labor and Employment Matters.

With respect to the Business Employees, no Seller nor the Company is a party to, or bound by, any collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization. Except as would not have a Business Material Adverse Effect, (i) no proceeding regarding a unfair labor practice or requiring the Company or the Sellers with respect to the Business to bargain with any labor organization as to wages or conditions of employment involving the Business has been commenced nor is any such proceeding, to the Knowledge of the Sellers, threatened; (ii) there is no strike, work stoppage, or lockout involving the Business pending or, to the Knowledge of the Sellers, threatened (other than broad actions that are not targeted solely at any company); and (iii) no representation question exists or has been raised respecting any of the Business Employees within the past eighteen months nor, to the Knowledge of the Sellers, are there any campaigns being conducted to solicit cards from Business Employees to authorize representation by any labor organization. The Company and the Sellers with respect to the Business are in compliance, in all material respects, with their obligations pursuant to all material notification and bargaining obligations arising under any collective bargaining agreement, or statute or otherwise. Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, the Company and the Sellers with respect to the Business are (i) in compliance with all applicable federal, state and local Laws (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees; (ii) have withheld all amounts required by Law or by agreement to be withheld from wages, salaries and other payments to the Business Employees; and (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

SECTION 2.24.  Insurance.

The Sellers or the Company maintain Insurance Policies and bonds in such amounts and against such liabilities and hazards with respect to the Business as are consistent with industry practice. All such Insurance Policies and bonds are, to the Knowledge of the Sellers, valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, liquidation, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and, as of the date hereof, neither the Sellers nor the Company have received any written notice of any material premium increase or cancellation with respect to any such Insurance Policies or bonds. Except for any matters which would not, individually or in the aggregate, have a Business Material Adverse Effect, there are no claims pending as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed.

SECTION 2.25.  Intellectual Property.

(a)  To the Knowledge of the Sellers, the Sellers or the Company collectively have right, title and interest in, or a license or similar right or authorization to use, all Intellectual Property primarily used in connection with the Business or necessary for the operation of the Business as of the date hereof (“Business Intellectual Property”), except where the absence of such rights, title and interest would not, individually or in the aggregate, have a Business Material Adverse Effect.

(b)  No default has occurred under any license or other agreement with a third party providing the Company or the Sellers permission to use Business Intellectual Property, nor does any such license or agreement contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Immediately after the Closing, Buyers will own or will have a right to use all Business Intellectual Property, free from any Encumbrances (other than Permitted Encumbrances) and on the same terms and conditions as in effect prior to the Closing.

(c)  No written claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of the Sellers or the Company, threatened, which (i) challenges the rights of the Company or the Sellers in respect of any Business Intellectual Property, or (ii) asserts that the Company or any Seller is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any third party Intellectual Property.

SECTION 2.26.  Taxes and Tax Matters.

(a)  All Business Tax Returns required to be filed by the Sellers or the Company have been duly and timely filed (taking into account applicable extensions) and all such Business Tax Returns are true, correct and complete. All Taxes with respect to the Business which are due or claimed to be due by any Taxing authority (without regard to whether or not such Taxes are shown as due on any Business Tax Returns) have been paid or adequate reserves (in conformity with GAAP consistently applied) have been established in the Financial Statements for the payment of such Taxes.

(b)  There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Sellers, threatened in respect of any Taxes relating to the Business for which a Seller or a Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Sellers, threatened.

(c)  None of the Sellers nor the Company are subject to a contract or agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes relating to the Business (other than a contract the only parties to which are the Sellers).

(d)  The Sellers have complied in all material respects with all rules and regulations relating to the withholding of Taxes relating to the Business.

SECTION 2.27.  [Reserved]

SECTION 2.28.  Environmental Matters.

(a)  All Permits required by applicable Environmental Laws have been obtained with respect to the operation of the Business at Sellers’ Springfield, Missouri facility (the “Springfield Facility”), except for such Permits, which if not obtained, would not have a Business Material Adverse Effect. All such Permits with respect to the operation of the Business at the Springfield Facility are listed on Schedule 2.28(a).

(b)  The Company currently holds all Permits required by applicable Environmental Laws, except for such Permits which, if not obtained, would not have a Business Material Adverse Effect. All such Permits with respect to the operation of the Company are listed on Schedule 2.28(b). To the knowledge of the Sellers, the Company is in compliance in all material respects with (i) all such Permits, and (ii) all applicable Environmental Laws pertaining to its operations or any real property that is the subject of any Lease, except as would not have a Business Material Adverse Effect.

(c)  The Sellers have disclosed or made available to the Buyers all material information, as is set forth on Schedule 2.28(a), related to violations of the Permits referenced in Section 2.28(a) above, the type and quantity of hazardous waste generated, and site remedial investigation activities conducted by the Sellers in connection with the operation of the Business at the Springfield Facility, except as would not have a Business Material Adverse Effect.

(d)  Except as provided for in Schedule 2.28(a) or except as would not have a Material Business Material Adverse Effect, with respect to the operations of the Company there are no pending or, to the Knowledge of the Sellers, threatened claims, notices (including, without limitation, notices that the Company or the Sellers are or may be a potentially responsible person or otherwise liable in connection with any waste disposal site containing Hazardous Materials or other location allegedly used for the disposal of Hazardous Materials), suits, hearings, proceedings or liens with respect to Environmental Laws or Hazardous Materials.

(e)  Sellers acknowledge that the scope of the representations and warranties contained in this Section 2.28 have been limited as a result of the inclusion of Environmental Losses as Retained Liabilities, and Sellers’ indemnification of the Buyer Indemnified Parties from and against such Environmental Losses pursuant to Section 8.2 (it being acknowledged and agreed by the Parties that the foregoing in no way increases any remedies of Buyers or any liabilities of Sellers (including without limitation any closing conditions or indemnification) with respect to the transactions contemplated hereby).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE BUYERS

The Buyers hereby represent and warrant to the Sellers as follows:

SECTION 3.1.  Corporate Existence and Power.

Each of the Buyers is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its organization and has all corporate power necessary to consummate the transactions contemplated hereby.

SECTION 3.2.  Authorization.

The execution, delivery and performance by the Buyers of this Agreement and consummation by the Buyers of the transactions contemplated hereby are within the Buyers’ corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyers. This Agreement constitutes, and each other agreement executed and delivered or to be executed and delivered by the Buyers pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of the Buyers enforceable against the Buyers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.3.  Consents.

Except as may be required under the International Trade in Arms Regulations, 22 CFR §122.1, no material Consent or Filing with any Governmental Entity which has not been obtained or made by the Buyers is required for or in connection with the execution and delivery of this Agreement by the Buyers or the consummation by the Buyers of the transactions contemplated hereby.

SECTION 3.4.  Noncontravention.

The execution, delivery and performance of this Agreement by the Buyers do not, and the consummation by the Buyers of the transactions contemplated hereby will not, (i) violate any provision of the organizational documents of the Buyers, (ii) conflict with or violate any applicable Law or order of any Governmental Entity currently in effect with respect to the Buyers, or (iii) to the Knowledge of the Buyers, violate in any material respect any provision of, require any third party consents under or result in the termination of any material obligation of the Buyers, except in the case of clauses (ii) and (iii) above, for any deviations which would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

SECTION 3.5.  Litigation.

There are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of the Buyers, threatened against the Buyers or the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign, except for actions, claims, arbitrations, proceedings or investigations that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. The Buyers are not (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, except for orders, awards, writs, injunctions, decrees, judgments or defaults that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

SECTION 3.6.  Funds.

(a)  The Buyers have available, and will have available on the Closing Date, funds sufficient to pay the Purchase Price and to pay or otherwise discharge the Assumed Liabilities.

(b)  The Buyers shall not finance their acquisition of the Shares through the use of any financing mechanism which would give rise to any “financial assistance” prohibitions in the jurisdictions in which the Company is organized.

SECTION 3.7.  Brokers and Intermediaries.

The Buyers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated hereby who would be entitled to a broker’s, finder’s, adviser’s, intermediary’s or similar fee or commission in the connection therewith or upon consummation thereof.

SECTION 3.8.  Investment Intent.

Simclar Interconnect Technologies Limited is acquiring the Shares for its own account for investment, without a view to resale or distribution thereof in violation of U.S. federal or state or non-U.S. securities laws and with no present intention of distributing or reselling any part thereof. The Buyers will not so distribute or resell any of the Shares in violation of any such law.

SECTION 3.9.  Investigation.

The Buyers are knowledgeable about the industry in which the Business operates and is experienced in the acquisition and management of businesses. The Buyers have been afforded reasonable access to the Books and Records, facilities and personnel of the Business for purposes of conducting a due diligence investigation of the Business. The Buyers have conducted a reasonable due diligence investigation of the Business and has received answers to all inquiries it has made with respect to the Business.

SECTION 3.10.  No Inducement or Reliance; Independent Assessment.

(a)  The Buyers have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth herein (including the Seller Disclosure Schedules), whether or not any such representations, warranties or statements were made in writing or orally.

(b)  The Buyers acknowledge that none of the Sellers (or their Affiliates, officers, directors, employees, agents or representatives) makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Business or its profitability for the Buyers, or with respect to any forecasts, projections or business plans made available to the Buyers in connection with the Buyers’ review of the Business.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.  Conduct of the Business.

(a)  The Sellers hereby covenant and agree that, from the date hereof until the Closing Date, unless contemplated hereby or consented to in writing by the Buyers (which consent will not be unreasonably withheld or delayed), and subject to actions that Sellers may take related to the employees of the Business who Buyers are not offering to employ and therefore are not listed on Schedules 5.3 and 5.5, they will conduct the Business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as otherwise contemplated hereby, as set forth on Schedule 4.1, or as consented to in writing by the Buyers (which consent will not be unreasonably withheld or delayed), from the date hereof until the Closing Date, the Sellers shall not, except to the extent compelled by applicable Law:

(i)
amend the business license, articles of association or the organizational documents (or equivalent) of the Company (provided, that the Sellers shall be permitted to amend such documents for the purpose of removing the “Litton” name from the name of the Company or for the purpose of effecting the transactions contemplated by this Agreement);

(ii)	encumber, transfer or sell any equity interest of the Company to a third party;

(iii)
permit the Company to (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any Person other than in the ordinary course of business; (b) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than for customary travel, relocation or business advances or loans to employees in each case in the ordinary course of business) in the aggregate, in excess of $100,000 other than in the ordinary course of business; (c) acquire or agree to acquire by merging or consolidating with, or by purchasing outside of the ordinary course of business the assets of, or by any other manner, (A) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that would be, individually or in the aggregate, material to the Business; or (d) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets.

(iv)
divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets used in the Business other than (A) transfers of assets from one entity to any other entity that will be transferred to the Buyers at the Closing, (C) transfers of Excluded Assets to the Sellers or their Affiliates, without any consideration paid or payable, (D) in the ordinary course of business and (E) Permitted Encumbrances.

(v)
increase in any material respect the compensation or employee benefits of any officers of the Company or of the Sellers who will become Transferred Employees, other than routine increases made in the ordinary course of business;

(vi)	make or rescind any express or deemed election relating to Taxes of the Business;

(vii)	settle or compromise any material Tax liability of the Business or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes of the Business;

(viii)	file or cause to be filed any amended material Tax Return with respect to the Company or file or cause to be filed any material claim for refund of Taxes paid by or on behalf of the Company;

(ix)
modify or amend any Material Contract or permit the Company to enter into any new contracts or agreements involving aggregate payments in excess of $50,000 over a twelve-month period, other than in the ordinary course of business (provided, that the Company shall be permitted to convert certain intracompany work orders into third party contracts on substantially similar terms);

(x)	make any material change to the accounting methods, principles or practices of the Business, except as may be required by GAAP or PRC law;

(xi)	enter into any settlement agreement with respect to any material litigation or any material claim (whether pending or threatened) relating to the Business; or

(xii)	authorize, or commit or agree to take any of the foregoing actions.

(b)  The Sellers hereby covenant and agree that, from the date hereof until the Closing Date, unless contemplated hereby or consented to in writing by the Buyers, and without making any commitment on Buyers’ behalf, Sellers shall use commercially reasonable efforts:

(i)
to preserve intact the current organization of the Business, keep available the services of its officers, employees and agents (except for dismissals and resignations in the normal course of business and related to the employees of the Business who Buyers are not offering to employ and therefore are not listed on Schedules 5.3 and 5.5), and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(ii)	confer with Buyers prior to implementing operational decisions of a material nature which would be reasonably likely to have an impact of more than $500,000 on the costs or sales of the Business;

(iii)	to maintain the Assets in a state of repair and condition that complies with requirements of applicable laws and is consistent with Sellers’ past practices; and

(iv)	to comply with all requirements of applicable Laws and all contractual obligations applicable to the operations of the Business.

SECTION 4.2.  Access and Information.

From the date hereof to the Closing Date, the Sellers shall (i) afford to the Buyers and their officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of the properties, agreements, Books and Records and personnel with respect to the Business and (ii) furnish promptly to the Buyers all information in the Sellers’ possession concerning the Business as the Buyers may reasonably request. Any such access or information shall not constitute any additional representation or warranty of the Sellers beyond those expressly set forth herein. In no event shall the Buyers, their officers, employees, accountants, consultants, legal counsel, agents or other representatives be permitted to conduct Phase II assessments or any other sampling or testing of air, soil and/or surface or ground water at, on or under any real property leased or operated by the Sellers or the Company. The Sellers shall not be required to provide access to or to disclose information where such access or disclosure would be prohibited or otherwise limited by any Law or agreement.

ARTICLE V

ADDITIONAL ACTIONS

SECTION 5.1.  Appropriate Action; Consents; Filings.

(a)  Upon the terms and subject to the conditions set forth herein, from the date hereof until the Closing Date, the Sellers and the Buyers shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated hereby, and to carry out fully the purposes of this Agreement, (ii) making all necessary Filings, and thereafter making any other required submissions, with respect to the transactions contemplated hereby required under any applicable Law and (iii) using reasonable best efforts to obtain all Consents of any Governmental Entity or third party necessary for the consummation of the transactions contemplated hereby, including providing Sellers within five (5) Business Days of executing this Agreement information that Seller will include in the application to the PRC Authorities to approve the equity transfer of Company to Buyers (including but not limited to the list of Buyer’s post Closing officers and directors of the Company); and (iv) Sellers shall cooperate with Buyers regarding the preparation of the Assets in Sellers’ Glenrothes, Scotland facility to be shipped within 14 days after the Closing to Buyers’ facility and LUK shall provide Buyers access to the Glenrothes, Scotland facility up through the date of shipment for the limited purpose of such preparation of Assets and shipment; provided, however, that the Sellers shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In addition to the foregoing, the Buyers agree to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. The Buyers and the Sellers shall cooperate with each other in connection with the making of any Filings in accordance with this Section 5.1(a), including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. All fees payable to any Governmental Entity in connection with the Filings pursuant to this Section 5.1(a) shall be paid by the Buyers. The Sellers and the Buyers shall furnish to each other all information required for any application or other Filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated hereby.

(b)  From the date hereof until the Closing Date, the Sellers and the Buyers shall promptly notify each other in writing of any pending or, to the Knowledge of the Sellers or the Buyers, as applicable, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby, or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Buyers to own or operate all or any portion of the Business. The Sellers and the Buyers shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 5.2.  Public Announcements.

The initial press release regarding the transactions contemplated hereby shall be mutually agreed upon by the Sellers and the Buyers. Neither the Buyers nor the Sellers shall issue or make any subsequent press release or other public statement with respect to the transactions contemplated hereby without the prior written approval of the other Parties, except as may be required by Law or applicable stock exchange regulation. Notwithstanding the foregoing, following the date hereof, the Sellers and its Affiliates shall have the right to disclose the transactions contemplated hereby in earnings releases of Northrop Grumman Corporation or in discussion with analysts related thereto without the prior written approval of the Buyers, provided, that such disclosure does not identify the Buyers.

SECTION 5.3.  U.S. Employee Matters.

(a)  Prior to the Closing Date, but effective as of the Closing, the Buyers shall make offers of employment to all of the U.S. Business Employees listed on Schedule 5.3(a) (each such U.S. Business Employee, upon accepting an offer of employment from the Buyers, a “U.S. Transferred Employee”). Each such offer shall include an offer to compensate such U.S. Business Employee at a base salary or base wages which are equal to the amount of base salary or base wages in effect on the date of the Closing. Nothing in this Agreement shall limit the right of Buyers to terminate the employment of any U.S. Transferred Employee following the Closing Date.

(b)  Subject to Section 5.3(c) hereof, as of the first day following the Closing Date, all U.S. Transferred Employees shall be permitted to participate in the plans, programs and arrangements of the Buyers and their Affiliates relating to compensation and employee benefits (each, a “Buyer Benefit Plan”) on the same terms as similarly situated employees of the Buyers.

(c)  For purposes under the Buyer Benefit Plans, each U.S. Transferred Employee shall be credited with all years of service for which such U.S. Transferred Employee was credited before the Closing Date under any comparable U.S. Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each U.S. Transferred Employee shall (x) be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable U.S. Benefit Plans in which such U.S. Transferred Employee participated immediately before the Closing Date , or (y) with respect to health benefits, Buyers shall pay the cost of such U.S. Transferred Employee’s COBRA continuation coverage until such Employee is eligible to participate in Buyers’ health plans; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any U.S. Transferred Employee, the Buyers shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such U.S. Transferred Employee and his or her covered dependents, and the Buyers shall cause any eligible expenses incurred by such U.S. Transferred Employee and his or her covered dependents during the portion of the plan year of the U.S. Benefit Plan ending on the date such U.S. Transferred Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such U.S. Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan. For purposes of clause (ii) of the preceding sentence, the Buyers shall take all steps necessary such that each of the applicable Buyer Benefit Plans constitutes “another group health plan” for purposes of Treas. Reg. § 54.4980B-7 Q&A 2. The Buyers shall execute the Sellers’ standard form of Health Plan Certification prior to the Sellers’ delivery of information pursuant to this Section 5.3(c).

(d)  The Buyers shall (i) credit each of the U.S. Transferred Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such U.S. Transferred Employee has accrued but not yet used or cashed out as of the Closing Date under the Sellers’ vacation and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each of the U.S. Transferred Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Sellers’ vacation and sick leave policies as in effect immediately prior to the Closing Date, subject in all other respects to the terms and conditions of the Buyers’ vacation and sick leave policies as in effect from time to time.  In addition, the Buyers agree to indemnify and hold the Sellers and their Affiliates harmless from and against any claims by any of the U.S. Transferred Employees or by a Governmental Entity that arise solely by reason of the Sellers not paying out accrued and unused vacation and sick leave days to the U.S. Transferred Employees in connection with the transactions contemplated in this Agreement and the termination of such U.S. Transferred Employees’ employment with Sellers pursuant to such transactions.

(e)  Following the Closing Date, the Buyers shall, to the maximum extent permitted by applicable Law, bear the sole liability and obligation to provide compensation and benefits to any U.S. Transferred Employee entitled to compensation and benefits pursuant to the Uniformed Services Employment and Reemployment Rights Act.

(f)  The Sellers shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act (“WARN”) or similar laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Sellers with respect to its employees on or before the Closing Date. The Buyers shall be solely responsible for any notices required to be given under, and otherwise comply with, WARN or similar laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Buyers with respect to the Transferred Employees after the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Buyers shall be solely responsible for any and all liability that may arise under WARN or similar laws or regulations as a result of the Buyers’ failure to offer employment to all of the Business Employees.

SECTION 5.4.  China Employee Matters.

(a) From and after the Closing Date, the Buyers shall automatically inherit all existing employees and employer obligations as stated in any labor contracts or other employment documents, as mandated by Law. The Buyers shall, and shall cause the Company to, continue the employment of all of the Business Employees of the Company (each such Business Employee, a “China Business Employee”) at the base salary or base wages, at a target cash bonus opportunity, at the same location, and upon such other terms and conditions of employment, in each case that are the same as were in effect immediately prior to the Closing Date.

(b) Immediately following the Closing Date the Buyers shall cause the Company to provide the China Business Employees with compensation and employee benefits that are at least the same as the compensation and employee benefits provided to them immediately before the Closing Date and to the extent that any benefits or compensation terms are included in or considered a part of a China Business Employee’s labor contract, the Buyers shall obtain the China Business Employee’s consent before making any changes in the terms of the benefits or compensation, as required under PRC law. Nothing in this Agreement shall limit the right of Buyers or the Company to terminate the employment of any China Business Employee following the Closing Date to the extent permitted by such China Business Employee’s labor contract or applicable PRC law.

SECTION 5.5.  U.K. Employee Matters

For the purposes of this Section 5.5, “Liabilities” shall mean all costs, expenses, losses, damages, claims, proceedings, awards, fines, orders and other liabilities (including reasonable legal and other professional fees and expenses) whenever arising or brought.

(a)  LUK, Simclar Group Limited and Simclar Interconnect Technologies Limited acknowledge that pursuant to the TUPE Regulations the contracts of employment between LUK and the U.K. Business Employees (except in so far as such contracts relate to any occupational pension scheme as defined in Regulation 7 of the TUPE Regulations) will have effect from and including the Closing as if originally made between the Buyers and the U.K. Business Employees.

(b)  LUK, Simclar Group Limited and Simclar Interconnect Technologies Limited agree that the provisions of this Section 5.5 will apply irrespective of whether or not the TUPE Regulations apply as a matter of law.

(c)  All U.K. Employment Costs in respect of the period:

(i)	up to Closing (whether or not due for payment at that date) will be borne by the Sellers; and

(ii)	on and after Closing will be borne by the Buyers.

(d)  The Sellers will keep the Buyers indemnified in full against all Liabilities arising directly or indirectly in connection with:

(i)
the employment or termination of employment by the Sellers of any of the U.K. Business Employees (whether or not terminated by notice and, if so terminated, whenever that notice expires) up to Closing;

(ii)
any act, omission or default of the Sellers up to Closing in respect of the employment by the Seller of the U.K. Business Employees provided that this indemnity will not apply to the extent that the Buyers has any right of recovery under any employer’s liability or similar insurance policy; and

(iii)
the Seller’s failure to inform or consult as required under Regulation 10 of the TUPE Regulations except to the extent that any such Liabilities (or part thereof) arise from any failure by the Buyers to give the Sellers the information required from the Buyers to enable the Sellers to comply with its obligations under the Regulations.

(e)  The Buyers will keep the Sellers indemnified in full against all Liabilities arising directly or indirectly in connection with:

(i)
the employment of or termination of employment by the Buyers of one or any of the U.K. Business Employees (whether or not terminated by notice and, if so terminated, whenever that notice expires) from Closing;

(ii)	any act, omission or default of the Buyers before or after Closing in respect of the employment by the Buyers of any of the U.K. Business Employees on or after Closing;

(iii)	the Buyers’ failure to give the Sellers the information required from the Buyers to enable the Sellers to comply with its obligations under the TUPE Regulations; and

(iv)
any actual, proposed or anticipated changes by the Buyers to the terms and conditions of employment of the U.K. Business Employees (except in so far as the changes relate to any occupational pension scheme as defined in Regulation 7 of the TUPE Regulations) and any change in the identity of the employer which is or is alleged to be to the U.K. Business Employees’ detriment.

(f)  Where one Party is obliged to indemnify another under this Section 5.5, the Parties will cooperate fully with each other in relation to the Liability and no Party is to settle a claim without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed.

SECTION 5.6.  Preservation of Books and Records.

For a period of six (6) years from the Closing Date:

(a)  The Buyers shall not dispose of or destroy any of the books and records relating to the Business relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)  The Buyers shall allow the Sellers and their agents access to all Books and Records on reasonable notice and at reasonable times at the Buyers’ principal place of business or at any location where any Books and Records are stored, and the Sellers shall have the right, at their own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Buyers’ business.

(c)  The Buyers shall make available to the Sellers upon reasonable notice to the Sellers and at reasonable times and upon written request (i) the Buyers’ personnel to assist the Sellers in locating and obtaining any Books and Records, and (ii) any of the Buyers’ personnel whose assistance or participation is reasonably required by the Sellers or any of their Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which the Sellers or any of their Affiliates are involved. The Sellers shall reimburse the Buyers for the Buyers’ reasonable out-of-pocket third party expenses incurred in performing the covenants contained in this Section 5.6.

SECTION 5.7.  Tax Matters.

(a)  After the Closing, the Buyers shall provide to the Sellers such information and assistances as is reasonably requested by the Sellers for the purpose of determining the Sellers’ (or their Affiliates’) liability for Taxes, including the availability to the Sellers (or their Affiliates) of any foreign tax credits in respect of the Company. Without limiting the generality of the foregoing, the Buyers shall provide copies of any Income Tax Returns of the Company that are filed after the Closing in respect of periods that end on or before the Closing Date or that include the Closing Date no later than ten (10) days after the filing of such Tax Returns. The Buyers’ reasonable out-of-pocket third party expenses incurred in performing the covenants contained in this Section 5.7(a) shall be reimbursed by Sellers.

(b)  Except to the extent required by Law, neither the Buyers, the Company, nor any of their Affiliates, shall without the prior written consent of the Sellers, which shall not be unreasonably withheld, amend any Tax Return filed by, or with respect to such Company for any taxable period, or portion thereof, beginning before the Closing Date.

(c)  Notwithstanding Section 5.6 hereof, no Books and Records relating to Taxes (including, without limitation, Tax Returns, supporting schedules and data) in respect of the Assets or the Company shall be destroyed without first advising the Sellers, in writing, identifying such Books and Records and giving the Sellers, at least sixty (60) days notice to obtain possession thereof.

SECTION 5.8.  Mail; Payments.

(a)  The Sellers authorize and empower the Buyers on and after the Closing Date to receive and open all mail and other communications received by the Buyers relating to the Business and to deal with the contents of such mail and other communications in good faith and in a proper manner. The Sellers shall promptly deliver to the Buyers any mail or other communication received by the Sellers after the Closing Date pertaining to the Business.

(b)  The Sellers shall promptly pay or deliver to the Buyers any monies or checks which have been mistakenly sent after the Closing Date by customers to the Sellers and which should have been sent to the Buyers.

(c)  The Sellers agree that the Buyers have the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyers in respect of any note or account receivable transferred to the Buyers, pursuant to this Agreement and the Sellers shall furnish the Buyers such evidence of this authority as the Buyers may request.

(d)  The Buyers shall promptly pay or deliver to the Sellers any monies or checks which have been mistakenly sent after the Closing Date to the Buyers and which should have been sent to the Sellers.

SECTION 5.9.  Resignation of Directors.

The Sellers shall cause all those officers and members of the board of directors of the Company listed on Schedule 5.9 of the Seller Disclosure Schedules to resign from their positions effective as of or prior to the Closing, unless otherwise agreed to by the Buyers and the Sellers. After the Closing Date, the Buyers shall promptly prepare and file, or cause the Company to file, all governmental filings necessary to effect the resignation of any director resigning pursuant to this Section 5.9.

SECTION 5.10.  Corporate Documents and Name Changes .

(a)  At the time that Sellers submit to the PRC authorities the application to approve the equity transfer of the Company to Buyers, Sellers shall include a request to amend LESC’s corporate documents, and make any other necessary filings in order to change the name of LESC to remove the name “Litton” alone or in combination with any other words or terms or variation of such words or terms and to reflect the change in ownership of LESC.

(b)  No later than thirty (30) days after the Closing Date, the Buyers shall (i) submit documents to LESC’s local registration authorities necessary to register LESC’s amended articles of association and amend the business license of the Company, and amend the, seals, letterheads, statements of account and invoices and other documentation of LESC, (ii) amend the relevant commercial or other public registers, (iii) and make any and all necessary filings required under applicable Law in connection with the Business as necessary to exclude any reference to the Sellers, “Northrop Grumman”, or “Litton”.

(c)  The Sellers hereby grant the Buyers a worldwide, non-exclusive, fully-paid, royalty-free license to use as a trademark or service mark any of the Sellers’ names or the “Litton” name until three (3) months after the Closing Date, at which time the Buyers shall cease doing business under, or utilizing any such trademarks, service marks or names.

SECTION 5.11.  Intellectual Property Agreements.

(a) The Sellers shall execute and deliver the Intellectual Property Assignment at the Closing. Recordation of such assignment and any other documents with the appropriate government offices and any related fees or expenses shall be solely the responsibility of the Buyers.

(b)  The Buyers agree that the Business Intellectual Property transferred pursuant to this Agreement is subject to a retained, irrevocable, worldwide, perpetual, non-exclusive, transferable, sublicensable, fully-paid, royalty-free license to the Sellers (the “Retained License”). The Retained License shall include, without limitation, the right to make and have made, use and have used (including operate and maintain), import, sell and offer to sell, or otherwise dispose of, in any manner and to any Person, any products and perform or have performed any method, process or service, in each case which are covered by or otherwise utilized in any manner by any Business Intellectual Property transferred to the Buyers, including, without limitation, the right to practice any method or process for use in the manufacture of such products or to provide or have provided such services and to use, copy, incorporate, modify, display, perform, reproduce, prepare derivative works of, distribute and exercise all other rights with respect thereto. Notwithstanding the foregoing, the Sellers shall not have the right to use any Business Intellectual Property covered by the Retained License in connection with the business currently conducted by the Business.

(c)  Without limiting the provisions of this Section 5.11, at any time after the Closing Date, to the extent that the Sellers discover any Intellectual Property which was inadvertently or otherwise mistakenly transferred to the Buyers or retained with a Company, the Buyers shall cooperate with the Sellers and shall execute and deliver (or cause to be executed and delivered) any instruments of transfer or assignment necessary to transfer and assign such Intellectual Property back to the Sellers, or otherwise re-vest in the Sellers title to such Intellectual Property. The Sellers shall be responsible for reasonable costs relating to the preparation and the filing or other recordation of any instruments of transfer or recordation incident to such re-vestment.

SECTION 5.12.  Confidentiality.

The Parties covenant and agree that neither they nor any of their respective Affiliates or representatives shall at any time disclose, directly or indirectly, any of the terms or conditions of this Agreement, except (a) with the other Party’s prior written consent, (b) if the disclosure thereof is required by applicable Law, regulation, legal process or stock exchange regulation, in which case the disclosing Party shall use commercially reasonable efforts to give prior written notice to the non-disclosing Party of such required disclosure, or (c) in connection with the enforcement of its rights or satisfaction of their obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Parties and/or their respective Affiliates (and each representative of the Parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

SECTION 5.13.  Export/Import Compliance.

(a)  Buyers acknowledge that LSI is a registered manufacturer of defense articles, including at the Springfield Facility, and that Buyers are registered, or will register, themselves and/or their assembly operations at the Springfield, Missouri facility with the U.S. Department of State, pursuant to 22 CFR 122.1. The Buyers agree to cooperate with the Sellers, both before and after the Closing Date, and to take all acts necessary to accomplish the transfer of any export or import license(s), technical assistance agreements, and manufacturing license agreements utilized by the Business, if any, including but not limited to those granted under the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations or US Customs and Border Protection Regulations, as applicable.

(b)  As of the Closing Date the Buyers shall cease using the U.S. Importer of Record numbers of LSI and its Affiliates and shall instead use its own import numbers and bonds, and Buyers shall indemnify LSI and its Affiliates from any claims, fees, penalties, costs, and expenses arising from Buyers’ use of the U.S. Importer of Record numbers of LSI and its Affiliates.

SECTION 5.14.  Transition Services

The Parties agree to negotiate and execute the LSI Property License in the form of Exhibit C and a Transition Services Agreement for reasonable services on customary terms for a period of time equal to the term of the LSI Property Lease, that shall be entered into prior to the Closing Date but shall be effective as of the Closing.

SECTION 5.15.  Repayment of Indebtedness

The Sellers shall cause the Company to repay prior to the Closing all indebtedness for borrowed money that is outstanding prior to the Closing Date and to obtain the release of any Encumbrances securing such indebtedness.

SECTION 5.16.  Circuit Board Manufacturing.

For a period eighteen (18) months following the Closing Date, Sellers shall provide Buyers with not less than six (6) months notice prior to ceasing the manufacture of circuit boards at the Springfield Facility.

SECTION 5.17.  Winchester Electronics (Suzhou) Co. Ltd. Asset Transfer.

In the event that the ongoing asset transfer transaction between Winchester Electronics (Suzhou) Co. Ltd. and the Company pursuant to the asset transfer agreement between those parties dated as of September 1, 2005 and amended as of December 2, 2005 (the "WESC-Company Asset Transfer") has not closed prior to the Closing Date, Buyers agree to cooperate with Sellers following the Closing Date to complete the WESC-Company Asset Transfer. Such cooperation by Buyers shall include causing Company, Buyers and their Affiliates to take all necessary and reasonably required actions to complete the WESC-Company Asset Transfer including without limitation, if requested by Sellers, their Affiliates, WESC, or any PRC authorities, causing LESC to receive the WESC Company Asset Transfer funds in connection with such transfer, furnishing any information requested by the PRC authorities in connection with the WESC-Company Asset Transfer, and executing any documents necessary to effectuate the WESC-Company Asset Transfer; provided, however, that Sellers shall reimburse Buyers for any reasonable out of pocket expenses incurred by Buyers as a result of providing such cooperation.

SECTION 5.18.  LESC Dividend.

(a)  Buyers agree to take all actions necessary and required to remit to LSII, no later than August 31, 2006, an amount of cash (which amount shall not be subject to offset against any other amounts which may be due from Sellers to Buyers under the terms of this Agreement except as set forth in this Section 5.18(a)) equal to that amount that would be legally permitted to be dividended by the Company based on the Company’s 2005 audited financial statements and 2005 tax returns minus $1,800,000, net of (i) any Taxes Buyers or the Company have paid with respect to such dividend, and (ii) to the extent not already paid by Sellers, any reasonable third party out of pocket expenses of Buyers or the Company in connection with effectuating such dividend and remittance. For purposes of determining the amount of cash that the Company may distribute as dividends pursuant to this Section 5.18(a), Buyers agree that the Company will make only the minimum allocation to its statutory funds required by applicable PRC laws and regulations.

(b)  Buyers agree to take all actions necessary and required to remit to LSII, no later than August 31, 2007, an amount of cash (which amount shall not be subject to offset against any other amounts which may be due from Sellers to Buyers under the terms of this Agreement except as set forth in this Section 5.18(b)) equal to (x) that amount that would be legally permitted to be divdended by the Company based on the Company’s 2006 audited financial statements and 2006 tax returns, net of (i) any Taxes Buyers or the Company have paid with respect to such dividend, and (ii) to the extent not already paid by Sellers, any reasonable third party out of pocket expenses of Buyers or the Company in connection with effectuating such dividend and remittance, multiplied by (y) the quotient derived by dividing (i) the number of days that elapse between January 1, 2006 and the Closing Date, by (ii) 365. For purposes of determining the amount of cash that the Company may distribute as dividends pursuant to this Section 5.18(b), Buyers agree that the Company will make only the minimum allocation to its statutory funds required by applicable PRC laws and regulations.

(c)  In no event shall the total amount dividended pursuant to Sections 5.18(a) and (b) exceed in the aggregate the total amount of cash on the Company’s balance sheet as of the Closing Date, less $1,800,000.

SECTION 5.19.  Noncompetition.

For a period of three (3) years after the Closing Date, Sellers shall not, directly or indirectly, engage in the business of assembling and selling complex, high-performance electronic back plane assemblies for electronic products (the “Competing Business”) or enter into any arrangement (contractual or otherwise) pursuant to which any other Person agrees on behalf of Seller to do any of the foregoing. Notwithstanding anything to the contrary, Sellers may invest in any Person or consummate (by merger, consolidation, stock purchase, asset acquisition or otherwise) an acquisition of the business or assets of any Person so long as no more than 10% of that Person’s annual revenues from a Competing Business, and the Seller may continue to engage in the Competing Business of such Person subsequent to any investment or acquisition, but Sellers shall use their best efforts to divest the Competing Business within 12 months after investing or acquiring it. Nothing herein shall prohibit the Sellers from continuing to conduct the business they engage in as of the date of this Agreement. This covenant not to compete shall not apply to any product or component acquired by the Sellers from a vendor and included as a component in a product sold by the Sellers or resold by the Sellers.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1.  Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by agreement of the Buyers and the Sellers, in whole or in part, to the extent permitted by applicable Law.

(a)  No Injunction. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby; provided, however, that each of the Parties shall use its best efforts to cause any such executive order, decree, judgment, injunction or other order to be vacated or lifted.

(b)  Non-U.S. Government Approval. The non-U.S. Governmental Entities set forth on Schedule 6.1(b) of the Seller Disclosure Schedules shall have taken the actions set forth beside their names on such Schedule or the applicable waiting periods shall have expired or been terminated.

SECTION 6.2.  Additional Conditions to Obligations of the Buyers.

The obligations of the Buyers to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Buyers in writing, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties. The representations and warranties of the Sellers contained in Article II hereof shall be true and correct when made and on the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Business Material Adverse Effect.

(b)  Agreements and Covenants. The Sellers shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)  Officer’s Certificate. The Sellers shall have delivered to the Buyers a certificate executed on their behalf by their duly authorized officers certifying that the conditions set forth in Sections 6.2(a) and (b) hereof have been satisfied.

SECTION 6.3.  Additional Conditions to Obligations of the Sellers.

The obligations of the Sellers to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Sellers in writing, in whole or in part, to the extent permitted by applicable Law:

(a)  Representations and Warranties. The representations and warranties of the Buyers contained in Article III hereof shall be true and correct when made and on the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a material adverse effect on the business operations, assets or liabilities of the Sellers and the ability of the Buyers to consummate the transactions contemplated hereby.

(b)  Agreements and Covenants. The Buyers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Officer’s Certificate. The Buyers shall have delivered to the Sellers a certificate executed on its behalf by its duly authorized officer certifying that the conditions set forth in Sections 6.3(a) and (b) hereof have been satisfied.

(d)  Approval Certificate. The Sellers shall have obtained the Approval Certificate.

ARTICLE VII

TERMINATION

SECTION 7.1.  Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written agreement of the Buyers and the Sellers; or

(b)  by written notice by either the Buyers or the Sellers, by the terminating Party to the other Party, if:

(i)  the transactions contemplated hereby shall not have been consummated by 5:00 p.m., New York City time on April 28, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the End Date; or

(ii)  there shall be any Law that makes consummation of all of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Buyers or any of the Sellers from consummating all of the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and nonappealable and, prior to such termination, the Parties shall have used their respective commercially reasonable best efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; or

(c)  by written notice from the Buyers, if a breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Buyers to the Sellers, would cause the conditions set forth in Section 6.2(a) or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

(d)  by written notice from the Sellers, if a breach of any representation, warranty, covenant or agreement on the part of the Buyers set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Sellers to the Buyers, would cause the conditions set forth in Section 6.3(a) or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

SECTION 7.2.  Effect of Termination.

Termination of this Agreement pursuant to Section 7.1 hereof shall terminate all rights and obligations of the Parties hereunder and this Agreement shall become void and have no force or effect. Upon such termination, none of the Parties shall have any liability to the other Parties hereunder. Notwithstanding the foregoing, this Section 7.2 and Section 8.2(k) hereof and Article IX hereof shall remain in effect, and no Party shall be relieved from any liability for any breach of any of its covenants or agreements in this Agreement prior to such termination.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

SECTION 8.1.  Covenants and Agreements.

The covenants and agreements contained herein to be fully performed or complied with at or prior to the Closing shall not survive the Closing. The covenants and agreements contained in Articles I through VII herein to be performed or complied with after the Closing (and any right to indemnification for breach thereof) shall survive the Closing until six (6) months after the indemnified party obtains Knowledge of such breach, and shall thereupon expire together with any right to indemnification for breach thereof, except to the extent an Indemnification Notice shall have been given prior to such date in accordance with Section 8.2 hereof.

SECTION 8.2.  Indemnification.

(a)  Indemnification. If the Closing shall occur, and subject to the provisions of this Section 8.2, (i) the Sellers hereby agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses which are incurred or suffered by the Buyer Indemnified Parties or any of them by reason of a Buyer Indemnification Event, and (ii) the Buyers hereby agree to indemnify the Seller Indemnified Parties from and against any and all Losses which are incurred or suffered by the Seller Indemnified Parties or any of them by reason of a Seller Indemnification Event.

(b)  Definitions. For purposes of this Article VIII the following terms shall have the meanings set forth below:

(i)
a “Buyer Indemnification Event” is (w) the failure of any representation or warranty made by the Sellers in Article II to be true and correct when made or deemed to have been made, (x) the breach in any material respect of any covenant or agreement made by the Sellers in this Agreement that survives the Closing, or (y) any Losses (including any Environmental Losses) by any of the Buyer Indemnified Parties relating to, arising from or in connection with the Excluded Assets or the Retained Liabilities (with respect to this clause (y) only, without regard to when such Losses are incurred or when an Indemnification Notice is given (as long as such notice has been provided in the manner required by this Article VIII)); provided, however, that any claim for Losses which may be made under either clause (w) or (y) shall only be made under clause (w) hereof;

(ii)
a “Seller Indemnification Event” is (v) the failure of any representation or warranty made by the Buyers in Article III to be true and correct as of the date made, (w) the breach in any material respect of any covenant or agreement made by the Buyers in this Agreement that survives the Closing, (x) any Losses (including any Environmental Losses) by any of the Seller Indemnified Parties relating to, arising from or in connection with the Assumed Liabilities, (y) any Losses by any of the Seller Indemnified Parties relating to, arising from or in connection with any contracts the rights of which have been assigned to the Buyers under the terms of Section 1.8(a) hereof, or (z) any Losses by any of the Seller Indemnified Parties arising out of the Buyers’ ownership or operation of the Company, the Assets or the Business from and after the Closing, other than the Retained Liabilities;

(iii)	an “Indemnification Event” is either a Buyer Indemnification Event or a Seller Indemnification Event as the context may require;

(iv)
an “Indemnification Notice” is a written notice in reasonable detail delivered to the Seller Indemnified Parties by the Buyers, or to the Buyer Indemnified Parties by the Sellers, as applicable, stating a demand for indemnification in accordance with this Section 8.2; and

(v)
“Losses” are any and all losses, damages, liabilities, obligations, costs, demands, claims, actions, causes of action, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) sustained, suffered or incurred by the Party seeking indemnification as a result of any Indemnification Event; provided, however, that Losses shall not include (y) consequential damages, special damages, punitive damages, or lost profits, or (z) any amounts which have been taken into account in calculation of any Purchase Price Adjustment.

(c)  Customer Relations. Notwithstanding any other provision of this Agreement to the contrary, Buyers’ Losses resulting from a breach by Sellers of Section 2.16(a) or (b) shall be deemed to be equal to (i) the percentage reduction in the forecast for the customer shown on Exhibit I delivered as of the date of this Agreement and the forecast for the customer shown on Exhibit I delivered as of the Closing Date divided by the forecasted sales for that customer shown on Exhibit I delivered as of the Closing Date, multiplied by (ii) the maximum penalty for that customer shown on Exhibit I delivered as of the signing of this Agreement. Notwithstanding anything to the contrary herein, the provision of this Section 8.2(c) shall be the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any breach of Section 2.16(a) or (b) of this Agreement.

(d)  Deductible. The Sellers shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Indemnification Events, until and unless the amount which the Buyer Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, $100,000 (the “Deductible”), in which event, subject to paragraph (e) below, the entire amount which the Buyer Indemnified Parties are entitled to recover in respect of such claims less the Deductible shall be payable. No Losses in respect of a claim based on a Buyer Indemnification Event shall be included in determining whether the Deductible has been reached unless an Indemnification Notice seeking indemnification for such Losses has been given by the Buyer Indemnified Parties to the Sellers in accordance with this Section 8.2 and such Losses have been determined by the Sellers in their reasonable judgment to result from an Indemnification Event. Notwithstanding the foregoing, the Deductible shall not apply to any Losses from a Buyer Indemnification Event described in clause (y) of Section 8.2(b)(i).

(e)  Threshold Amounts. Any and all claims based on a Buyer Indemnification Event that involve Losses of less than $5,000 shall not be entitled to indemnification under this Article VIII and shall not be counted toward satisfaction of the Deductible.

(f)  Cap. The maximum aggregate amount recoverable by the Buyer Indemnified Parties for any and all Buyer Indemnification Events under this Section 8.2 shall in the aggregate be equal to twenty percent (20%) of the Purchase Price, provided that the foregoing limitation shall not apply to any Buyer Indemnification Event described in clause (y) of Section 8.2(b)(i) or to Losses resulting from the Sellers’ breach of Section 2.16(a) (the sole and exclusive remedy for which is in Section 8.2(c) of this Agreement).

(g)  Survival. The representations and warranties contained herein (as supplemented by the Seller Disclosure Schedules and/or as amended and supplemented pursuant to Section 8.2(k) hereof, if applicable) shall survive the Closing until eighteen (18) months following the Closing Date and all rights to indemnification with respect thereto shall then terminate; provided, that the representations and warranties contained in (x) Sections 2.1, 2.2, 2.5, 2.6 and the first sentence of Section 2.10 hereof shall survive the Closing indefinitely, and (y) Section 2.26 hereof shall survive until thirty (30) days after the date at which the relevant tax notice has become unappealable and binding under the relevant jurisdiction, whichever period is shorter. The expiration or termination of any representation or warranty pursuant to this Section 8.2(g) shall not affect any claim for indemnification under this Section 8.2 if an Indemnification Notice is received prior to the date of expiration or termination of such representation or warranty.

(h)  Procedure.

(i)
In the event that a Party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses) in respect of which indemnification may be sought by such Party (an “Indemnified Party”) pursuant to the provisions of this Section 8.2 from any other Party or Parties (each, an “Indemnifying Party”), the Indemnified Party shall submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Indemnified Party shall be entitled to indemnification in accordance with Section 8.2 regardless of whether the third party claim has merit, so long as the claim alleges facts constituting an indemnification event. Moreover, in the case of Losses arising by reason of any third party claim, the Indemnification Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.

(ii)
The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party’s possession (x) that is not privileged and is reasonably necessary and (y) that is critical (whether or not privileged) to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(iii)
In the case of third party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim and (z) to employ counsel of the Indemnifying Party’s choosing to contest any such claim in the name of the Indemnified Party or otherwise; provided, that unless a settlement of a claim contains an unconditional release of the Indemnified Party, no settlement shall be effected without the advance written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim, and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Party shall, within thirty (30) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within thirty (30) days after receipt of the Indemnification Notice of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend such claim. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Section 8.2. Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith.

(i)  No Limitation on Right to Contest. Nothing in this Section 8.2 shall be construed as a limitation on the Indemnifying Party’s right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Section 8.2 with respect to a particular claim.

(j)  Sole Remedy. Following the Closing, the indemnification provided for in this Section 8.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein, provided that the foregoing limitation shall not apply to any fraud or intentional misrepresentation on the part of the Sellers.

(k)  Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 8.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(l)  Disclosure Schedules. From the date hereof through the Closing Date, the Sellers shall have the right to modify, amend and/or supplement the Seller Disclosure Schedules by delivering any such modifications, amendments and/or supplements to the Buyers in writing. For purposes of determining whether the conditions to Closing in Article VI are satisfied, the Seller Disclosure Schedules shall only be deemed to include the information contained therein on the date hereof. For purposes of determining whether the Sellers are subject to any claim for indemnification under this Section 8.2 following the Closing Date for a breach of any representation or warranty under this Agreement, the Seller Disclosure Schedules shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the Seller Disclosure Schedules delivered by the Sellers to the Buyers pursuant to this Section 8.2(k).

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or one (1) Business Day after being sent by overnight courier (providing proof of delivery), or when sent via facsimile and receipt is confirmed to the Parties at the following addresses:

If to the Buyers:

Simclar Group Limited
Pitreavie Business Park
Dunfermline, Fife
Scotland
KY118UN
Attention: Chairman
Telecopier: +44 01383 620900

With a copy (which shall not constitute notice) to:

Porter, Wright, Morris & Arthur, LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215
Attention: William J. Kelly, Jr.
Telecopier: (614) 227-2100

If to the Sellers:

1840 Century Park East
Los Angeles, CA 90067-2199
Attention: Corporate Vice President and General Counsel
Telecopier: (310) 263-5386

Solely for the purpose of Section 1.6(e) hereof:

1840 Century Park East
Los Angeles, CA 90067-2199
Attention: Assistant Treasurer
Telecopier: (310) 201-3088

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: David N. Shine, Esq.
Telecopier: (212) 859-4000

SECTION 9.2.  Headings.

The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.3.  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.4.  Entire Agreement.

This Agreement (together with the Exhibits, the Seller Disclosure Schedules, the Buyer Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

SECTION 9.5.  Assignment.

This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, which may be withheld in either Party’s sole discretion.

SECTION 9.6.  Parties in Interest.

This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.7.  Expenses.

All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any dispute among the Parties results in litigation, arbitration, mediation or any other contest, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party with respect to this Agreement, including, without limitation, reasonable attorney’s fees and expenses.

SECTION 9.8.  Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York applicable to contracts to be fully performed therein. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

SECTION 9.9.  Counterparts.

This Agreement may be executed and delivered in one or more counterparts, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.  Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the transactions contemplated hereby.

SECTION 9.11.  Amendment.

This Agreement may be amended by the Parties at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the Parties.

SECTION 9.12.  Waiver.

The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.13.  Bulk Transfer Laws.

The Buyers hereby waive compliance by the Sellers and their Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets and the Buyers shall indemnify the Seller Indemnified Parties with respect thereto.

SECTION 9.14.  Waiver of Jury Trial.

Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

SECTION 9.15.  Rules of Construction.

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless otherwise indicated, references in this Agreement to dollars are to U.S. dollars.

SECTION 9.16.  Conflict with LESC Equity Purchase Agreement.

In the event any term or other provision of this Agreement is inconsistent with any term or other provision of the LESC Equity Purchase Agreement, the terms and provisions of this Agreement shall prevail.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

“Accounting Arbitrator” is defined in Section 1.6(e).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” is defined in the Preamble to this Agreement.

“Ancillary Agreements” means the agreements in the respective forms of Exhibits A, B, C, E and F attached to this Agreement.

“Annual Financial Statements” is defined in Section 2.8(a).

“Approval Certificate” is the approval certificate issued by the relevant PRC Governmental Authority for the transfer of the Shares to the Buyers.

“Assets” is defined in Section 1.1. The term “Assets” does not include any Shares being sold pursuant to this Agreement.

“Assignment and Assumption Agreement” is defined in Section 1.3(c).

“Assumed Contracts” is defined in Section 1.3(b).

“Assumed Liabilities” is defined in Section 1.3.

“Base Net Working Capital” is defined in Section 1.6(a).

“Books and Records” is defined in Section 5.6(a).

“Business” is defined in the Recitals to this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are authorized or obligated to be closed.

“Business Employees” means the U.S. Business Employees, the U.K. Business Employees and the China Business Employees.

“Business Intellectual Property” is defined in Section 2.25(a).

“Business Material Adverse Effect” means any event, change or effect that is materially adverse to the operations, condition (financial or otherwise), assets or liabilities of the Company, the Assets and the Business, taken as a whole, other than any such event, change or effect caused by or resulting from (i) changes in general economic or political conditions, (ii) changes in any of the industries in which the Business operates or (iii) the execution, delivery or performance of this Agreement.

“Business Tax Returns” means all Tax Returns required to be filed by the Sellers with respect to the Business or the Assets (without regard to extensions of time permitted by Law or otherwise).

“Buyers” is defined in the Preamble to this Agreement.

“Buyer Benefit Plan” is defined in Section 5.3(b).

“Buyer Indemnification Event” is defined in Section 8.2(b)(i).

“Buyer Indemnified Parties” means the Buyers, their Affiliates, and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

“China Business Employee” is defined in Section 5.4(a).

“Closing” is defined in Section 1.5(a).

“Closing Date” is defined in Section 1.5(a).

“Closing Date Net Working Capital” is defined in Section 1.6(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals to this Agreement.

“Competing Business” is defined in Section 5.19.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 22, 2005, between Northrop Grumman Corporation and Simclar Group Limited.

“Consent” is defined in Section 2.3.

“Cut-Off Time” is defined in Section 1.6(a).

“Deductible” is defined in Section 8.2(d).

“Encumbrance” means any lien, pledge, charge, claim, security interest, option, mortgage, right of first refusal or similar restriction.

“End Date” is defined in Section 7.1(b)(i).

“Environmental Laws” means any Laws in effect as of the Closing Date relating to the generation, production, use, storage, treatment, transportation or disposal of Hazardous Materials, or the protection of the environment.

“Environmental Losses” means all Losses imposed by, under or pursuant to applicable Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business or the ownership, use or occupancy of any real property, assets, equipment or facilities; (ii) any environmental conditions on, under, above, or about any real property, assets, equipment or facilities related to the Business; and (iii) any expenditures necessary to cause any real property, assets, equipment or facilities or any aspect of the Business to be in compliance with any and all requirements of Environmental Laws including, without limitation, all Permits issued under or pursuant to such Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Excluded Assets” is defined in Section 1.2(a).

“Filing” is defined in Section 2.3.

“Financial Statements” is defined in Section 2.8(a).

“GAAP” means accounting principles generally accepted in the U.S.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority.

“Hazardous Materials” means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or listed by a Governmental Entity as hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Materials” includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

“Income Tax” means all federal, state, local and foreign income Taxes and franchise Taxes which are based on net income, and any interest or penalties thereon.

“Indemnification Event” is defined in Section 8.2(b)(iii).

“Indemnification Notice” is defined in Section 8.2(b)(iv).

“Indemnified Party” is defined in Section 8.2(h)(i).

“Indemnifying Party” is defined in Section 8.2(h)(i).

“Insurance Policies” means all casualty, general liability and other insurance policies maintained by the Sellers relating to the Business.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (h) all other proprietary rights, and (i) all original tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

“Intellectual Property Assignments” is defined in Section 1.5(b)(iii).

“Interest Rate” is defined in Section 1.6(f).

“Interim Financial Statements” is defined in Section 2.8(a).

“Inventories” is defined in Section 1.1(b).

“IRS” means the U.S. Internal Revenue Service and its successors.

“Knowledge” means (i) with respect to the Sellers, the actual knowledge (after reasonable inquiry) of David Strode, George Black, Jim Clink, Douglas Hynd, Andy Ross, Dennis Tar, Kevin Liu or Ken Cleeton, and (ii) with respect to the Buyers, the actual knowledge (after reasonable inquiry) of Samuel John Russell, Christina Margaret Janet Russell, Ian Durie, or Thomas Clark Foggo.

“Law” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, writs, injunctions, judgments and decrees applicable to the specified Person or to the businesses and assets thereof.

“LESC” is defined in the Recitals to this Agreement.

“LESC Equity Purchase Agreement” is defined in the Recitals.

“Liability” is defined in Section 5.5.

“Losses” is defined in Section 8.2(b)(v).

“LSI” is defined in the Preamble to this Agreement.

“LSI Property License” is defined in Section 1.5(d)(iv).

“LSII” is defined in the Preamble to this Agreement.

“LUK” is defined in the Preamble to this Agreement.

“Material Contracts” is defined in Section 2.13(a).

“Net Working Capital” is defined in Section 1.6(a).

“Non-Transferable Assets” is defined in Section 1.8(a).

“Non U.S. Benefit Plan” is defined in Section 2.22.

“Parties” means, collectively, the Buyers and the Sellers.

“Party” means any one of the Parties.

“Permits” is defined in Section 2.12(b).

“Permitted Encumbrances” means any (i) Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Encumbrances in respect of Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties which are contracts entered into in connection with the Business; (iv) limitations on the rights of the Sellers under any Material Contract entered into in connection with the Business that are expressly set forth in such contract; and (v) imperfections of title or Encumbrances affecting any tangible asset included in the Assets that are not material with respect to the relative value or use of such asset by the Buyers.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.

“PRC” means the People’s Republic of China.

“Purchase Price” is defined in Section 1.5.

“Purchase Price Adjustment” is defined in Section 1.6(a).

“Purchase Price Adjustment Statement” is defined in Section 1.6(b).

“Remedial Action” means all actions required to clean up, remove, treat or in any other way remediate any Hazardous Materials; (i) prevent the release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (ii) perform studies, investigations and monitoring related to any such Hazardous Materials.

“Retained Liabilities” is defined in Section 1.4(a).

“Retained License” is defined in Section 5.11(b).

“Seller Disclosure Schedules” is defined in Article II.

“Seller Indemnification Event” is defined in Section 8.2(b)(ii).

“Seller Indemnified Parties” means the Sellers, their Affiliates, and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

“Sellers” is defined in the Preamble to this Agreement.

“Shares” means the contributed registered capital of the Company.

“Springfield Facility” is defined in Section 2.28(a).

“Taxes” (including the terms “Tax” and “Taxing”) means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, value added tax, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes), all regulatory fees, whether assessed on revenues or otherwise, and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report and information statement with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency.

“Transferred Employee” means, collectively, the U.S. Transferred Employees and the Non U.S. Transferred Employees.

“TUPE Regulations” means, the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended.

“U.K.” means the United Kingdom.

“U.K. Benefit Plan” means any Benefit Plan all or substantially all of the participants of which are U.K. Business Employees or former U.K. Business Employees whose employment relates (or, in the case of former Business Employees, related) primarily to the Business.

“U.K. Business Employee” means the persons employed by LUK, Interconnect Technologies Division immediately before Closing whose contracts of employment after Closing will be or are deemed effected between the Buyers and such persons under Regulation 5 of the TUPE Regulations and who are listed on Schedule 5.5(a).

“U.K. Employment Costs” means all salaries, wages, commissions, bonuses, all statutory contributions, holiday pay (including payment for accrued but untaken holiday), national insurance contributions, pension contributions made to or on behalf of an employee, taxation (including all income tax deductible under PAYE) and all other employment costs of the U.K. Business Employees.

“U.S.” means United States of America.

“U.S. Benefit Plan” is defined in Section 2.21(a).

“U.S. Business Employee” means any current or former employee of Litton Systems, Inc. or any Affiliate of Litton Systems, Inc. whose employment relates or related primarily to the Business as conducted in the U.S. including, without limitation, those employees who are on vacation, sickness, disability or medical leave or other permitted leave of absence.

“U.S. Transferred Employee” is defined in Section 5.3(a).

“WARN” is defined in Section 5.3(f).

“WESC-Company Asset Transfer” is defined in Section 5.17.

IN WITNESS WHEREOF, the Buyers and the Sellers have each caused this Agreement to be executed and delivered as of the date first written above.

SIMCLAR GROUP LIMITED

By:  /s/ Samuel Russell
Name: Samuel John Russell
Title: Chairman

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

By:  /s/ Samuel Russell
Name: Samuel John Russell
Title: Chairman

SIMCLAR INC.

By:  /s/ Barry Pardon
Name: Barry Pardon
Title: President

SIMCLAR INTERCONNECT TECHNOLOGIES,
INC.

By:  /s/ Barry Pardon
Name: Barry Pardon
Title: President

LITTON SYSTEMS, INC.

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

LITTON U.K. Limited

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

LITTON SYSTEMS INTERNATIONAL, INC.

By:  /s/ David Strode
Name: David H. Strode
Title: Assistant Treasurer

Exhibit A	LESC Equity Purchase Agreement
Exhibit B	Form of Intellectual Property Assignments
Exhibit C	Form of LSI Property License
Exhibit D	Purchase Price Allocation and Wire Transfer Instructions
Exhibit E	Intentionally Omitted
Exhibit F	Form of IP License Agreement
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	2005 Budget
Exhibit I	Estimated 2006 Sales Forecast by Customer

Exhibit A
LESC Equity Purchase Agreement

________________________________________________________________

EQUITY TRANSFER CONTRACT

for

LITTON ELECTRONICS (SUZHOU) CO., LTD.
_________________________________________________________________

between

LITTON SYSTEMS INTERNATIONAL, INC.,

and

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

December 21, 2005

EQUITY TRANSFER CONTRACT

THIS EQUITY TRANSFER CONTRACT is executed in New York, NY, U.S.A. on December 21, 2005 by and between Litton Systems International, Inc. and Simclar Interconnect Technologies Limited.

Seller:	Litton Systems International, Inc., with its legally registered address at: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.

Authorized Representative:	Name: David H. Strode Title: Assistant Treasurer Nationality: U.S.

and

Buyer:	Simclar Interconnect Technologies Limited, with its legally registered address at: 5 Albyn Place, Edinburgh, Scotland, EH2 4NJ.

Authorized Representative:	Name: Samuel John Russell Title: Chairman Nationality: United Kingdom.

The Seller and the Buyer are individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

Litton Electronics (Suzhou) Co., Ltd.. (the “Company”) is a wholly foreign owned enterprise lawfully established and existing under the laws of the People’s Republic of China (“PRC”);

Buyer now wishes to purchase from Seller its one hundred percent (100%) equity interest in the Company.

NOW, THEREFORE, following consultations and adhering to the principle of equality and mutual benefit, the Parties agree to enter into this Equity Transfer Contract in accordance with the relevant laws, rules and regulations of the PRC.

Article 1 Transfer of Equity Interest

1.1	Seller shall transfer its one hundred percent (100%) equity interest in the Company, together with all of its rights and obligations in relation to the Company, to Buyer (the “Equity Transfer”).

1.2
This Contract shall take effect and the Equity Transfer shall occur on the date on which the relevant PRC government authority (the “Examination and Approval Authority”) approves the Equity Transfer and this Contract (the “Approval Date”).

1.3
Following the Equity Transfer, the Seller shall have no further liability to the Company and shall have no further right in or to the Company or any of its assets. The Buyer shall inherit all rights and obligations under the Company’s articles of association.

Article 2 Transfer Price and Payment Method

2.1
In consideration of the Equity Transfer, Buyer shall pay to Seller eleven million nine hundred ninety-nine thousand nine hundred and ninety-eight United States Dollars (US$11,999,998.00) (the “Transfer Price”).

2.2	The Transfer Price shall be paid by Buyer in cash by wire transfer to an account designated by Seller on a date mutually agreed upon by the Parties.

Article 3 Effectiveness and Termination of Contract

3.1	This Contract shall be formed after execution by the Parties and shall take effect on the Approval Date.

3.2	This Contract shall be terminated by mutual written agreement between the Parties.

Article 4 Liability for Breach of Contract

4.1	In the event of any breach of this Contract, the breaching Party shall compensate the non-breaching Party in a manner agreed to by the Parties and in accordance with applicable laws and regulations.

Article 5 Resolution of Disputes

5.1
In the event a dispute arises in connection with the validity, interpretation, or implementation of this Contract, either Party may submit the dispute to the United States District Court located in the Southern District of New York which shall have exclusive jurisdiction over any dispute.

Article 6 Governing Law

6.1	This Contract has been executed and delivered in and shall be construed and enforced in accordance with the laws of People’s Republic of China.

Article 7 General Provisions

7.1	No Party may assign its rights or obligations hereunder without the written consent of the other Party.

7.2	Any amendment hereto or revision hereof shall be void unless in the form of a written instrument executed by both Parties and approved by the Examination and Approval Authority.

7.3	Within ten (10) days of the Approval Date, Seller shall deliver the approval certificate for the Equity Transfer to the Buyer.

7.4
This Contract is executed in English and Chinese in four copies, of which each Party shall hold one copy and one copy shall be submitted to the Examination and Approval Authority. All copies shall have equal legal validity and effect.

7.5
This Contract is severable in that its provisions are not necessarily linked to each other. If any provision hereof is determined to be void by a government authority, the void provision shall be deemed stricken without affecting the remaining provisions hereof.

IN WITNESS WHEREOF, this Contract has been executed by the legal representatives or authorized representatives of the Parties on the date first set forth above.

Litton Systems International, Inc.	Simclar Interconnect Technologies Limited

Name: Title: Nationality:	Name: Title: Nationality:

Exhibit B

Form of Intellectual Property Assignment

PATENT ASSIGNMENT

WHEREAS, on this [      ] day of [                      ], 2006, Litton UK Limited, a U.K. company (“Seller”), is the sole and exclusive owner of the United States and foreign patent applications and patents specified in Appendix A (collectively referred to as “Patent Property”); and

 WHEREAS, [Simclar Interconnect Technologies Limited], a [U.K.] corporation having an address of [                                                      ] (the “Buyer”), is desirous of acquiring all of the right, title and interest of the Sellers into and under said Patent Property, and the inventions claimed therein and covered thereby, in accordance with and subject to the transactions contemplated under the Share and Asset Purchase and Sale Agreement, dated as of December 21, 2005, among the Sellers and the Buyer and other parties thereto (the “Sale Agreement”):

NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN:

BE IT KNOWN, that for and in consideration set forth in the Sale Agreement and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Seller, by these presents has sold, assigned, transferred and set over, and do hereby sell, assign, transfer and set over to the Buyer, all of the Seller’s right, title and interest in and to the Patent Property, and to any and all inventions claimed in the Patent Property in the United States, its territorial possessions and all foreign countries, and in any and all continuations-in-part, continuations, divisions, substitutes, reissues, extensions thereof, and all other applications for letters patent relating thereto which have been or shall be filed in the United States, its territorial possessions and/or any foreign countries, and all rights, together with all priority rights, under any of the international conventions, unions, agreements, acts, treaties, including all future conventions, unions, agreements, acts, and treaties, the same to be held and enjoyed by the Buyer for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, to the end of the term or terms for which letters patent are or may be granted or reissued as fully and entirely to the same extent as the same would have been held and enjoyed by the Seller, if this assignment and sale had not been made; together with all claims for damages or injunctive relief by reason of infringements of such letters patent resulting from the Patent Property, with the right to sue for past infringement, and collect the same for its own use and behalf and for the use and behalf of its successors, assigns or other legal representatives. Notwithstanding anything to the contrary herein, the Buyer acknowledges and agrees that the foregoing conveyance shall be and is subject to the terms and conditions set forth in the Sale Agreement.

And the Seller hereby authorizes and requests that the Commissioner of Patents to issue any and all letters patents of the United States on such inventions or resulting from the Patent Property or any continuations-in-part, continuations, divisions, substitutes, reissues or extensions thereof to the Buyer, as assignee.

The Seller agrees that upon the reasonable request by the Buyer, or its successors, assigns or other legal representatives that the Seller or their successors, assigns or other legal representatives shall do all other legal acts reasonably necessary to carry out the intent of this assignment at the Buyer’s sole cost and expense.

IN TESTIMONY WHEREOF, the Seller has caused these presents to be signed by its duly authorized representatives as of the date first written above.

LITTON U.K. LIMITED

By:
Name:
Title

IN TESTIMONY WHEREOF, the Buyer have caused these presents to be signed by its duly authorized representative as of the date first written above.

[BUYER]

By:
Name:
Title

APPENDIX A
A.	United States Patent Applications

APPLICATION TITLE	APPLICATION NUMBER	APPLICATION FILING DATE
Air Void Via Tuning	10/906466	04/12/05

B.	United States Patents
None.

C.	Foreign Patent Applications
None.

D.	Foreign Patents
None.

Exhibit C
Form of Property License

Exhibit D
Purchase Price Allocation

	United States	U.K.	China
Percentage of Purchase Price	57.1428571428571%	0.00000714285714285714%	42.8571357142857%
Amount of Purchase Price	$16,000,000.00	$2.00	$11.999.998.00
Distributor of Funds	Simclar Interconnect Technologies, Inc.	Simclar Interconnect Technologies Limited	Simclar Interconnect Technologies Limited
Distributee of Funds	Litton Systems, Inc.	Litton U.K. Limited	Litton Systems International, Inc.
Distributee Bank Account Information	JPMorgan Chase Bank, New York ABA No: 021000021 Account No: 323323995	Lloyds TSB Bank London City Office Branch Account No. 00991339 SORT CODE: 300002 SWIFT: LOYDGB2LCTY IBAN: GB03 LOYD 3000 0200 9913 39	JPMorgan Chase Bank, New York ABA No: 021000021 Account No: 304659908

Exhibit F

Form of License Agreement

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”), dated as of _____, 2006 (the “Effective Date”), is made and entered into by and among Litton Systems, Inc., a Delaware corporation (“Licensor”), and Simclar Group Limited, a U.K. company, its wholly-owned subsidiary Simclar Interconnect Technologies Limited, a U.K. company, Simclar Inc., a Florida corporation, and its wholly-owned subsidiary Simclar Interconnect Technologies, Inc., a Delaware corporation (collectively, “Licensee”).

WITNESSETH:

WHEREAS, Licensor and Licensee are parties to that certain Share and Asset Purchase Agreement, dated as of December 21, 2005 (the “Purchase Agreement”) (all capitalized terms used herein, but not otherwise defined herein, shall have the meanings provided in the Purchase Agreement); and

WHEREAS, pursuant to transactions contemplated under the Purchase Agreement, Licensor has agreed to grant to Licensee a license to use Licensor’s proprietary “Interconnect Technologies” mark, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual agreements, provisions and covenants contained in this Agreement, and intending to be legally bound hereby, Licensor and Licensee hereby agree as follows:

Section 1. Grant of License

1.1  Subject to the terms and conditions set forth herein, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee a limited, non-exclusive, non-transferable, paid-up, royalty-free right and license to use the “Interconnect Technologies” mark solely in conjunction with the name “Simclar” in connection with the continued operation of the Business. In no event shall Licensee use the “Interconnect Technologies” mark (or any variation thereof, e.g., “interconnecttechnologies,” “Interconnect Tech” etc.) on a stand alone basis, or in conjunction with any other name, mark or design, or as part of a composite mark with any other name, mark or design. Any rights not expressly granted to Licensee in this Section 1.1 are reserved to Licensor.

Section 2. Ownership

2.1  As between the parties hereto, Licensee acknowledges and agrees that: (i) Licensor and its Affiliates own and shall retain all right, title and interest in and to the mark “Interconnect Technologies,” subject only to the rights expressly granted by Licensor and its Affiliates to Licensee as set forth in Section 1.1; (ii) all of the goodwill generated by the use of the mark “Interconnect Technologies” shall inure to the benefit of, and shall be owned exclusively by, Licensor and its Affiliates; and (iii) except as expressly provided hereunder, no other right or license to use the “Interconnect Technologies” mark, whether express, implied or by estoppel, is granted hereby. Licensee shall cooperate fully and in good faith with Licensor, at Licensor's expense, for the purpose of securing and preserving Licensor's rights in and to the Interconnect Technologies' mark.

Section 3. Quality Control/Trademark Use

3.1  Licensee shall ensure that the quality of goods and services with which the “Interconnect Technologies” mark is used, as permitted hereunder, shall be consistent with, but in no event less than, the standard of quality associated with the Business as of the Closing. Licensee shall not use the “Interconnect Technologies” mark in any manner or form to tarnish, degrade, misuse, disparage or otherwise impair its value or the goodwill associated therewith. Not more than once a year, upon the reasonable written request of Licensor, Licensee shall provide Licensor with materials representative of any new uses of the “Interconnect Technologies” mark by Licensee.

3.2  Licensee shall not, directly or indirectly, impair or contest the ownership rights of Licensor and its Affiliates in the “Interconnect Technologies” mark, or the validity or enforceability of the “Interconnect Technologies” mark. Licensee shall not, without the express consent of Licensor, register or apply for registration in the United States or in any foreign country, the "Interconnect Technologies" mark or adopt, use (except as expressly provided hereunder), or apply for registration of any variation of the "Interconnect Technologies" mark or any confusingly similar trademark.

Section 4. Term and Termination

4.1  The term of this Agreement shall be perpetual, unless earlier terminated pursuant to Section 4.2.

4.2  Licensor shall have the right to terminate immediately the license granted hereunder upon Licensee’s material breach of any provision of this Agreement.

4.3  Upon termination of this Agreement under Section 4.2, Licensee shall cease any and all use of the “Interconnect Technologies” mark.

Section 5. Assignment

5.1  Licensee may not assign this Agreement, whether by operation of law or otherwise, without the prior written consent of Licensor. Any attempted action or transaction by Licensee in violation of this provision 6.1 shall be null and void ab initio and of no force or effect.

5.2  Licensor may assign this Agreement or sell, transfer or otherwise convey the “Interconnect Technologies” marks, without the consent of Licensee, on a worldwide basis.

Section 6. Miscellaneous.

6.1  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or one (1) Business Day after being sent by overnight courier (providing proof of delivery), or when sent via facsimile and receipt is confirmed to the Parties at the following addresses:

If to the Licensee:

Simclar Group Limited
Pitreavie Business Park
Dunfermline, Fife
Scotland
KY118UN
Attention: Chairman
Telecopier: +44 01383 620900

With a copy (which shall not constitute notice) to:

Porter, Wright, Morris & Arthur, LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215
Attention: William J. Kelly, Jr.
Telecopier: (614) 227-2100

If to the Licensor:

1840 Century Park East
Los Angeles, CA 90067-2199
Attention: Corporate Vice President and General Counsel
Telecopier: (310) 263-5386

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: David N. Shine, Esq.
Telecopier: (212) 859-4000

6.2  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.3  This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as expressly set forth herein, any reference to an Affiliate of any Person herein shall be deemed to include all of such party’s current and future Affiliates.

6.4  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts to be fully performed therein. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation in such court arising out of this Agreement and the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

6.5  The parties agree that any breach of this Agreement by a party would irreparably and substantially harm the non-breaching party, and that therefore, in addition to all of its other available rights and remedies, the non-breaching party shall be entitled to seek temporary, preliminary and/or permanent equitable or injunctive relief (including an order of specific performance) to prevent or restrain same, without posting bond or other security.

6.6  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.7  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

IN WITNESS WHEREOF, the Licensor and the Licensee have each caused this Agreement to be executed and delivered as of the date first written above.

SIMCLAR GROUP LIMITED

By:_________________________________________
Name:
Title:

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

By:_________________________________________
Name:
Title:

SIMCLAR INC.

By:_________________________________________
Name:
Title:

SIMCLAR INTERCONNECT TECHNOLOGIES, INC.

By:_________________________________________
Name:
Title:

LITTON SYSTEMS, INC.

By:_________________________________________
Name:
Title:

Exhibit G
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [         ], by and between LITTON SYSTEMS, INC., a Delaware corporation, LITTON SYSTEMS INTERNATIONAL, INC., a Delaware corporation, and LITTON U.K. LIMITED, a U.K. company (each a "Seller" and collectively the "Sellers"), and Simclar Group Limited, a U.K. company, its wholly-owned subsidiary Simclar Interconnect Technologies Limited, a U.K. company, Simclar Inc., a Florida corporation, and its wholly-owned subsidiary Simclar Interconnect Technologies, Inc., a Delaware corporation (each a "Buyer" and collectively, the Buyers").

WHEREAS, a Share and Asset Purchase and Sale Agreement, dated as of December 21, 2005, has been entered into by and between the Sellers and Buyers (the “Agreement”) pursuant to which the Sellers agreed to transfer to Buyers, and Buyers agreed to acquire from the Sellers, the Shares and the Assets, all as more particularly set forth in the Agreement;

WHEREAS, pursuant to the Agreement, Buyers have agreed to assume the Assumed Liabilities; and

WHEREAS, the Sellers desire to assign, grant and convey to Buyers, and Buyers desire to accept such assignment, grant and conveyance of the Assets.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Agreement.

2.  Subject to and in accordance with the terms and conditions of the Agreement, the Sellers hereby assign, grant and convey to Buyers all of the Sellers’ rights with respect to the Assets (the “Assignment”).

3.  Buyers accept and consent to this Assignment.

4.  The Buyers hereby assume and shall pay, perform and discharge when due the Assumed Liabilities (the "Assumption").

5.  This Assignment and the covenants and agreements herein contained shall survive the Closing and shall inure to the benefit of Buyers and their respective successors and permitted assigns, and the Sellers and their respective successors and permitted assigns, and shall be binding upon Buyers and their respective successors and permitted assigns, and Sellers and their respective successors and permitted assigns.

6.  This Assignment and Assumption Agreement shall be construed in accordance with and governed by the law of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

7.  This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Any Party may execute this Assignment and Assumption Agreement by facsimile signature and the other Parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Assignment and Assumption Agreement has been duly executed by such Party.

8.  The provisions of this Assignment and Assumption Agreement are subject to the terms and conditions of the Agreement. Nothing contained in this Assignment Assignment and Assumption Agreement shall in any way (i) affect the provisions set forth in the Agreement, (ii) relieve Buyers of any of their obligations pursuant to or under the Agreement, or (iii) expand or contract any rights or remedies pursuant to or under the Agreement. To the extent that any provision of this Assignment and Assumption Agreement is inconsistent with the Agreement, the provisions of the Agreement will control.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered as of the date first written above.

SIMCLAR GROUP LIMITED

By:_________________________________________
Name:
Title:

SIMCLAR INTERCONNECT TECHNOLOGIES LIMITED

By:_________________________________________
Name:
Title:

SIMCLAR INC.

By:_________________________________________
Name:
Title:

SIMCLAR INTERCONNECT TECHNOLOGIES,
INC.

By:_________________________________________
Name:
Title:

LITTON SYSTEMS, INC.

By:_________________________________________
Name:
Title:

LITTON U.K. Limited

By:_________________________________________
Name:
Title:

LITTON SYSTEMS INTERNATIONAL, INC.

By:_________________________________________
Name:
Title:

Exhibit H

2005 Budget

Capital Asset Project Listing
2005 Budget

Firm Capital Projects

Location	Cost Center	Capital Asset Project Name	ICAT	Line Item	Budgeted Amount
US AOA	35310	Post Reflow Inspection - Reflow	5. Strategic Business Requirement	IT-05-005-01	75,000
US AOA	35310	Scolder Comp. Rework System	5. Strategic Business Requirement	IT-05-005-02	135,000
US AOA	38082	Scorpion Flying Probe Tester	5. Strategic Business Requirement	IT-05-005-03	275,000
USAOA	35320	Automatic Electric Press	3. Plant & Equipment Modernization	IT-05-005-05	225,000
US R & D	338	Lab Equipment	6. Technology Development	IT-05-006-01	50,000
US R & D	338	HFSS License (2)	6. Technology Development	IT-05-006-02	100,000
China	China	Mydata Hydra upgrade	4. Capacity Shortfall	IT-05-009-01	75,000
China	China	Inspection equipment	4. Capacity Shortfall	IT-05-009-02	40,000
China	China	Air Conditioner	3. Plant & Equipment Modernization	IT-05-009-03	70,000
China	China	Air Compressor	3. Plant & Equipment Modernization	IT-05-009-04	10,000
China	China	Facility upgrade	3. Plant & Equipment Modernization	IT-05-009-05	240,000
China	China	Pallet wrapping	7. Productivity Improvement	IT-05-009-06	15,000
China	China	Wave solder	4. Capacity Shortfall	IT-05-009-07	160,000
China	China	Poka-Yoke Process improvement	7. Productivity Improvement	IT-05-009-08	40,000
		Chip Shooter Transfer to China (freight, crating)
Scotland	UK	SMT Upgrade	3. Plant & Equipment Modernization	IT-05-010-01	162,000
Scotland	UK	Forthshift implementation/ IT Upgrade	7. Productivity Improvement	IT-05-010-02	135,000
Scotland	UK	Internal Upgrade	3. Plant & Equipment Modernization	IT-05-010-03	45,000

Total				USD	1,852,000

H-1

Exhibit I

Estimated 2006 Sales Forecast by Customer

		Max Penalty
(Dollars in Millions)		$28.0 x
	2006 Sales Forecast	Customer % of Total Forecast
USA Customers:
Tellabs, Inc.	$18.605	$6.190
Lucent Technologies Inc.	$12.768	$4.248
Nortel Networks Corporation	$7.049	$2.345
Juniper Networks, Inc.	$9.886	$3.289
Motorola, Inc.	$0.085	$0.028
Ceterus	$0.302	$0.100
General Instrument (Motorola, Inc.)	$1.098	$0.365
General Bandwidth Inc.	$0.654	$0.218
StorageTek (Sun Microsystems, Inc.)	$0.058	$0.019
Foxboro	$0.180	$0.060
NCR Corporation	$0.026	$0.009
IBM	$0.002	$0.001
InRange	$0.197	$0.066
Motorola, Inc. (Arizona)	$0.232	$0.077
Others	$0.076	$0.025
Total USA Customers	$51.218	$17.042

China Customers:
LM Ericsson Telephone Company	$22.375	$7.445
Motorola, Inc.	$9.539	$3.174
Siemens AG	$0.000	$0.000
Fujitsu Limited	$0.483	$0.161
Teledata	$0.289	$0.096
UTCH	$0.000	$0.000
UT Starcom	$0.248	$0.083
Total China Customers	$32.934	$10.958

Total ITD-AO Customers	$84.152	$28.000

I-1